UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Argan, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Church Street

Suite 201

Rockville, MD  20850

301-315-0027

fax 301-315-0064

www.arganinc.com

May 4, 2018

To Our Stockholders:

You are cordially invited to attend our 2018 Annual Meeting of Stockholders to be held on Thursday, June 21, 2018, at 11:00 a.m. local time, at the Cambria Hotel and Suites, 1 Helen Heneghan Way, Rockville, Maryland 20850. The matters to be acted upon at the meeting are described in detail in the accompanying notice of annual meeting of stockholders and proxy statement.

We are pleased to be using the Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. As expressed in prior years, we believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the annual meeting and also help to conserve natural resources by reducing the use of paper. On or about May 11, 2018, we will mail our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2018 Proxy Statement and 2018 Annual Report and how to vote online. The Notice also includes instructions on how to request a paper copy of the proxy materials, including the notice of annual meeting, proxy statement, annual report and proxy card, if necessary.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to review our proxy materials and promptly cast your vote using the instructions provided in the Notice. You may vote your shares over the Internet or via a toll-free telephone number. Alternatively, if you requested or received a paper copy of the proxy materials by mail, you may vote over the Internet, you may vote by telephone, or you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained in the Notice and proxy card.

As described in the accompanying 2018 Proxy Statement, the Company’s Board of Directors has approved the matters included in the proposals presented there, and believes that they are fair to, and in the best interests of, the Company’s stockholders. Thank you for your continued support of Argan, Inc. and I look forward to seeing you on June 21st.

Very truly yours,

Rainer H. Bosselmann
Chief Executive Officer

Argan, Inc.

One Church Street, Suite 201

Rockville, Maryland 20850

Notice of
Annual Meeting of Stockholders
to Be Held on Thursday, June 21, 2018

Our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on June 21, 2018 at 11:00 a.m., local time, at the Cambria Hotel and Suites, 1 Helen Heneghan Way, Rockville, Maryland 20850, for the following purposes:

1.              To elect nine directors to our Board of Directors, each to serve until our 2019 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;

2.              To approve the amendment of the Company’s 2011 Stock Plan (the “Stock Plan”) in order to increase the total number of shares of the Company’s common stock reserved for issuance under the Stock Plan from 2,000,000 shares to 2,750,000 shares;

3.              To hold a non-binding advisory vote on our executive compensation (the “say-on-pay” vote);

4.              To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2019; and

5.              To transact any other business that may properly come before the 2018 Annual Meeting of Stockholders or any adjournment or postponement of the meeting.

These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on April 24, 2018 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please cast your vote via either the Internet, telephone or mail before the Annual Meeting so that your shares will be represented at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

David H. Watson
Corporate Secretary

Rockville, Maryland

May 4, 2018

Argan, Inc.

One Church Street, Suite 201

Rockville, Maryland 20850

Proxy Statement

May 4, 2018

The accompanying proxy is solicited on behalf of the Board of Directors (or the “Board”) of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 21, 2018, at 11:00 a.m., local time, at the Cambria Hotel and Suites, 1 Helen Heneghan Way, Rockville, Maryland 20850. This proxy statement for 2018 (the “Proxy Statement”) and the accompanying proxy card are being mailed starting on or about May 11, 2018 to stockholders of record on April 24, 2018. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2018 (the “Annual Report”) is enclosed with the Proxy Statement. At the Annual Meeting, stockholders will be asked to consider and vote upon the following four matters, and to transact any other business that may properly come before the Annual Meeting.

1.              The election of nine directors to our Board of Directors, each to serve until our 2019 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;

2.              The approval of the amendment of the Company’s 2011 Stock Plan (the “Stock Plan”) in order to increase the total number of shares of the Company’s common stock reserved for issuance under the Stock Plan from 2,000,000 shares to 2,750,000 shares;

3.              The non-binding advisory approval of our executive compensation (the “say-on-pay” vote); and

4.              The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2019.

If a proxy is properly executed and returned to the Company via either the Internet, telephone or mail in time for the Annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted “FOR” the election to our Board of each of the nine nominees identified in Proposal 1; “FOR” Proposals 2, 3 and 4; and otherwise in the discretion of the proxy holders as to any other matter that may be properly brought before the Annual Meeting.

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

Internet Availability of Proxy Materials

As permitted by rules of the Securities and Exchange Commission (the “SEC”), we are making our Proxy Statement and Annual Report available to our stockholders primarily via the Internet, rather than mailing printed copies of these materials to each stockholder. We believe that this process will expedite stockholders’ receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources.

On or about May 11, 2018, we will begin mailing to each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review the proxy materials on the Internet, including our Proxy Statement and Annual Report for the current year, and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice will also contain instructions on how to receive a paper copy of the proxy materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice. If the shares you own are held in “street name” by a bank or brokerage firm, they may provide you with a Notice. Follow the instructions on that Notice to access our proxy materials and vote online, or to request a paper copy of our proxy materials. If you receive these materials in paper form, the materials should include a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

Voting

Each stockholder is entitled to one vote for each share of common stock of Argan, Inc. (the “Common Stock”) that the stockholder owns as of April 24, 2018 with respect to all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of directors.

Record Date

Only stockholders of record at the close of business (5:00 p.m. EDT) on April 24, 2018 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.  Stockholders of record will be entitled to one vote for each share of Common Stock held. For information regarding holders of more than 5% of the outstanding Common Stock, see the “Principal Stockholders” chart included herein.

Outstanding Shares

At the close of business on the Record Date, April 24, 2018, there were 15,567,719 shares of Common Stock outstanding. The closing price of our Common Stock on the Record Date, as reported by the New York Stock Exchange (“NYSE”), was $37.20 per share.

List of Stockholders

A list of the Company’s registered stockholders as of the Record Date for the Annual Meeting will be available for inspection at the Company’s corporate headquarters, located at One Church Street, Suite 201, Rockville, Maryland 20850, during normal business hours during the ten-day period immediately prior to the Annual Meeting.

Quorum; Effect of Abstentions and “Broker Non-Votes”

A majority of the shares of Common Stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If stockholders indicate on their proxy card that they wish to abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals.

If a stockholder does not give a proxy to his/her broker with instructions as to how to vote the shares, the broker has authority under NYSE rules to vote those shares for or against “routine” matters, such as the ratification of Grant Thornton LLP as our independent registered public accountants. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. If a broker votes shares that are not voted by its customers for or against “routine” proposals, these shares are counted for the purpose of determining the outcome of such “routine” proposals as well as for the purpose of establishing a quorum.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker holding shares in street name for the beneficial owner thereof does not receive voting instructions from the beneficial owner, and (2) the broker lacks discretionary authority to vote the shares. Banks and brokers cannot vote on their clients’ behalf on “non-routine” proposals without appropriate voting instructions and discretionary authority. Therefore, broker non-votes are not counted for the purpose of determining whether stockholders have approved these types of matters. For the purpose of determining whether stockholders have approved a matter, abstentions are treated as shares present or represented.

Among other matters, the NYSE rules do not grant brokers discretionary authority to vote on the election of directors, the amendment of stock option plans or any proposal to approve the compensation of named executive officers. Therefore, if you hold your shares of Common Stock in street name and do not provide voting instructions to your broker, your shares will not be voted in these matters. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted in these matters. Please follow the instructions set forth in the Notice provided by your bank or broker.

The effects of broker non-votes and abstentions (i.e. if you or your broker mark “ABSTAIN” on a proxy card) on the counting of votes for each proposal are described below.

Voting Rights; Required Vote

Holders of Common Stock are entitled to one vote for each share held as of the Record Date. The votes required to approve each proposal are as follows:

• Election of Directors.  Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors which is considered a “non-routine” matter. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

• Approval of the Amendment to the 2011 Stock Plan. Approval of this “non-routine” matter requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Abstentions will have the effect of a vote against this proposal, while broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.

• The Say-on-Pay Vote. This matter is considered “non-routine.” As such, approval of the say-on-pay proposal requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be taken into account in determining the outcome of the vote on this matter.

• Ratification of Accountants. Approval of this proposal, which is considered to be “routine,” requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Abstentions will have the effect of a vote against this proposal.

Proxies solicited by our Board of Directors will be voted in accordance with the directions given therein. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present. The inspector of elections will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.

Our currently serving Named Executive Officers (refer to the “Executive Compensation Discussion and Analysis” section in this Proxy Statement) and the members of our Board of Directors will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 5% of the shares of Common Stock issued and outstanding as of April 24, 2018, excluding the number of shares related to stock options deemed exercisable) in favor of each of the proposals discussed above.

Voting of Proxies

If you complete and return a proxy pursuant to the appropriate instructions, it will be voted in accordance with the specifications made on the proxy card. If no specification is made on a submitted proxy, the shares represented by the proxy will be voted “FOR” the election to the Board of Directors of each of the nine nominees named on the proxy card; “FOR” Proposals 2, 3 and 4; and otherwise at the discretion of the proxy holders for any other matter that may be properly brought before the Annual Meeting. If you attend the Annual Meeting, you may also vote in person, and any previously submitted votes will be superseded by the vote you cast in person at the Annual Meeting.

Adjournment of Meeting

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies

After the original mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our Common Stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We may reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

We and/or our agents may solicit proxies by mail, telephone, telegraph, facsimile, e-mail or in person. The other expenses of solicitation, including the cost of printing and mailing, will be paid by us. We do intend to use the proxy solicitation services of MacKenzie Partners, Inc. at an estimated cost of $17,500 plus out-of-pocket expenses.

Revocability of Proxies

Any person submitting a proxy via the Internet, telephone or mail has the power to revoke it at any time before it is voted. A proxy may be revoked by submitting a properly completed proxy with a later date, by delivering a written notice of revocation to Continental Stock Transfer & Trust Company (our stock transfer agent) at 1 State Street, New York, New York 10004 or to the Corporate Secretary at Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850, or by attending the Annual Meeting and voting in person.

The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the Common Stock and that the broker, bank or other nominee is not voting the shares at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The members of our Board of Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and shall have been qualified.  Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office.

At the Annual Meeting, our stockholders are being asked to elect nine individuals to our Board of Directors, all of whom currently serve in that capacity. Unless a stockholder withholds authority, the holders of proxies representing shares of Common Stock will vote “FOR” the election of each of the nominees listed below.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a member of our Board of Directors. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors.

Directors/Nominees

The names of the nominees, their ages as of April 30, 2018, and certain information about them are set forth below:

Name	Age	Position
Rainer H. Bosselmann	75	Chairman of the Board
Cynthia A. Flanders	63	Director
Peter W. Getsinger	66	Director
William F. Griffin, Jr.	63	Director
John R. Jeffrey, Jr.	64	Director
William F. Leimkuhler	66	Director
W.G. Champion Mitchell	71	Director
James W. Quinn	60	Director
Brian R. Sherras	60	Director

Rainer H. Bosselmann.  Mr. Bosselmann has been a director and Chairman of the Board of Directors since May 2003 and our Chief Executive Officer (our “CEO”) since October 2003. Mr. Bosselmann was a director and Vice Chairman of the Board from January 2003 to May 2003.  Mr. Bosselmann was chairman of the board, chief executive officer and a director of Arguss Communications, Inc. (“Arguss”), a telecommunications infrastructure company listed on the NYSE, from 1996 through 2002 and president of Arguss from 1997 through 2002. Mr. Bosselmann served as a director of The Roberts Company, formerly a privately owned firm, from 2008 until December 2015 when it was acquired by us.

Mr. Bosselmann’s extensive experience as Chairman and CEO positions him to contribute to the Board his extensive knowledge of the Company, including its history and development, and to provide critical continuity.  As chief executive officer of Arguss and then the Company, he has developed substantial expertise in managing public companies with diverse and remotely-located business operations, and in identifying, executing and integrating acquisitions. He possesses the leadership skills that are important to the Board of Directors and the Company.

Cynthia A. Flanders. Ms. Flanders has been a member of our Board of Directors since April 2009 and was our chief financial officer during the calendar year 2015. Ms. Flanders currently serves as a member of the board of directors of Congressional Bank, a privately-owned community bank serving the Washington, D.C. metropolitan area. Since October 2013, she has served as a senior advisor for Verit Advisors LLC, an independent investment bank advisory firm that specializes in ESOPs and other ownership transitions. In 2009, she founded Skipjack Partners LLC, a women-owned consultancy doing business as Manage Fearlessly, an internet resource for managers and entrepreneurs. From 1975 through 2009, Ms. Flanders held a series of positions of increasing responsibility with Bank of America and its predecessor organizations (the “Bank”). Ultimately, she served as the Global Commercial Banking Executive for the Bank’s Mid-Atlantic region overseeing eight commercial banking markets and over 80 client teams delivering a full array of financial services to over 6,000 small, middle market and micro-cap clients in the region.

With her long banking career, Ms. Flanders brings to the Board and the Company considerable experience in executive management and strategic planning, as well as expertise in financial analysis, capital structuring and due diligence investigations. Her many years of lending to businesses in the Mid-Atlantic region have provided her with a unique understanding of our business and the construction industry. In addition, she represents an important resource for consultation regarding commercial banking matters.

Peter W. Getsinger. Mr. Getsinger has been a member of our Board of Directors since his appointment in November 2014. Mr. Getsinger founded and recently retired from Nexstar Capital Partners LLC (a SEC registered firm), an alternative investment management firm that is focused on investing in emerging markets with a primary concentration in Latin America, where he was the managing partner and chief investment officer. The firm commenced operations in March of 2004, receiving its initial investment capital from the Griswold family, formerly the controlling shareholders of Alex Brown in Baltimore. In 2005, the firm acquired an ownership interest in Electro Dunas S.A. (“Dunas,” an electricity distributor servicing the southwest of Peru and one of four privatized distribution companies in that country). Mr. Getsinger served as a board member of Dunas until 2016. From 2012 to 2014, he was chairman of its board of directors.

Prior to forming Nexstar, Mr. Getsinger was head of global investment banking for Latin America at Deutsche Bank. He held the same role at Bankers Trust Company in addition to running the global project finance business. He previously served as the senior vice president and head of fixed income sales for the UK, Europe, and Middle East at Lehman Brothers. Mr. Getsinger is also a former director and owner of GPU Argentina Holdings, Inc.

Mr. Getsinger brings a significant amount of business experience to our Board along with deep financial and diverse banking expertise. Because of his experience with Dunas, he provides additional power industry knowledge. Mr. Getsinger has a strong background in international markets and his leadership in providing global investment banking services will be valuable to the Board in matters relating to strategic planning and potential overseas expansion.

William F. Griffin, Jr.  Mr. Griffin was appointed to the Board of Directors in April 2012. He is a co-founder of Gemma Power Systems, LLC (“Gemma”) which was acquired by Argan in December 2006. Mr. Griffin is a veteran of power plant construction with over 35 years of related experience. He has been Vice Chairman of Gemma since November 2007 and Chief Executive Officer of Gemma since September 2008. From September 2008 to January 2009, he was also President of Gemma. In November 2017, he assumed that title again. Under Mr. Griffin’s leadership, Gemma, including its affiliated companies, has grown to become one of the nation’s leading provider of engineering, procurement and construction services to the power generation market. The revenues of Gemma represented approximately 88% of our consolidated revenues for the year ended January 31, 2018 (“Fiscal 2018”).

Mr. Griffin has significant senior executive experience in the energy-related construction sector. Also, as a member of the senior management of one of our operating companies, Mr. Griffin contributes an in-depth understanding of our business not easily attainable by an outside member of our Board. Based on the extent of his experience, the Board of Directors benefits from Mr. Griffin making important contributions to its deliberations regarding our strategic direction, our commitment to certain business development efforts and the identification of future construction project opportunities.

John R. Jeffrey, Jr.  Mr. Jeffrey has been a member of our Board of Directors since June 2017. During Mr. Jeffrey’s 40 years of experience at Deloitte & Touche LLP (“Deloitte”), including 30 years as a partner, he served as lead client service partner, audit partner and advisory partner to several of Deloitte’s largest clients including public companies. Mr. Jeffrey was Managing Partner of Deloitte’s Global Japanese Services Group from 2003 to 2015. Mr. Jeffrey was a member of Deloitte’s United States Chairman and CEO Nominating Committee in 2010.

Mr. Jeffrey provides our Board with significant expertise in the areas of public accounting, risk management, mergers and acquisitions, and related regulatory matters, which he developed over a long career with a leading audit firm. Mr. Jeffrey also brings a valuable perspective to our Board specifically related to businesses with long-term construction projects. Accordingly, he is well-qualified to be the chairman of the Board’s Audit Committee. He also brings to the Board viable experience with operational and governance issues faced by complex organizations including extensive international expertise.  Mr. Jeffrey is a certified public accountant with an active license.

William F. Leimkuhler.  Mr. Leimkuhler has been a member of our Board of Directors since June 2007. Since November 2017, he has served as the chief financial officer of Mutualink, Inc., a privately owned provider of communications interoperability solutions for the public safety, homeland security and enterprise sectors. Mr. Leimkuhler has been the general counsel to Paice Corporation, a privately held developer of hybrid electric powertrains, since 1999. He also advises a number of technology-based companies on business, financial and legal matters. From 1994 through 1999, he held various positions with Allen & Company LLC (“Allen”), a New York investment banking firm, initially serving as the firm’s general counsel. In 2012, Mr. Leimkuhler joined the board of directors of Northern Power Systems Corp. (TSX: NPS), which designs, manufactures and services wind turbines, and was appointed chairman in December 2013. He serves on the compensation committee of this board. Mr. Leimkuhler is also the lead director of U.S. Neurosurgical, Inc. (OTCBB: USNU).

The experience that Mr. Leimkuhler has developed as a legal executive with an investment banking firm, a securities law firm partner and a board and audit committee member for public companies makes him a valuable member of our Board. He is a respected source of legal guidance to the members of the executive management team and the members of our Board of Directors and provides special insight to them on matters relating to financial reporting and corporate governance requirements.

W.G. Champion Mitchell.  Mr. Mitchell has been a member of our Board of Directors since October 2003.  From January 2003 until March 2008, Mr. Mitchell was chairman of the board and chief executive officer of Network Solutions, Inc. which was engaged in the creation, marketing and management of digital identity and web presence products. Mr. Mitchell currently serves as a director of two privately-held companies, Direct Brands, Inc. and The 41st Parameter, Inc. He is also a member of the board of governors for RTI International, a leading independent, nonprofit research and development organization, and for the University of North Carolina system that controls all state owned universities and operates the largest hospital system in the state.

Mr. Mitchell brings to the Board business leadership skills honed as a former chief executive officer for a series of companies. This background makes him a valuable source of advice and consultation for the management team and the other members of the Board as we address the contemporary issues facing public companies today. His many years of experience as a corporate executive and his length of service on our Board provide him with a unique capability to assess the needs of the Board and to evaluate the value of potential Board members, and with substantial insight into management, operational and financial matters, and knowledge of market conditions and trends.

James W. Quinn.  Mr. Quinn has been a member of our Board of Directors since May 2003.  Mr. Quinn is currently a managing director of Allen. Since 1982, Mr. Quinn has served in various capacities at Allen and its affiliates, including head of the Corporate Syndicate Department and chief financial officer for approximately ten years. Mr. Quinn served as a director of Arguss from 1999 through 2002. He also serves as a director on the boards of several privately held companies in connection with Allen’s investment in the companies and several charitable organizations.

Mr. Quinn’s experience with financial and investment banking matters at Allen and his terms of service on the boards of the Company and Arguss make him a valued member of our Board and well-qualified to be the Board’s lead independent director and chair of the Board’s Compensation Committee. His many years of experience allow him to counsel the Board on matters such as executive compensation, mergers and acquisitions, capital structure, financings and strategic planning and to provide insightful views on public company reporting matters and general business trends.

Brian R. Sherras.  Mr. Sherras was appointed to our Board of Directors in March 2012. He holds the position of Director - Sales and Business Development for Atlantic Projects Company Ltd. (“APC”), formerly a management-owned limited liability company registered in Ireland that provides construction, engineering and maintenance services worldwide to the power generation sector with a historical focus on the installation of gas and steam turbines for combined cycle natural gas-fired power plants. APC was acquired by us in May 2015. Mr. Sherras is responsible for global sales and business development. Prior to joining APC in 1999, he held a succession of technical and management positions with the Power Systems group of General Electric Company.

The significance of Mr. Sherras’ experience in our industry makes him an important member of our Board of Directors as the Company begins to expand its business worldwide. His wealth of knowledge about the construction of turbine-based power plants and overseas markets is a valuable element in the spectrum of business experience represented by the members of our Board of Directors.

Composition of Board of Directors

The number of directors which shall constitute the whole Board of Directors shall be not less than four or more than ten. Nine current directors will stand for re-election at the Annual Meeting as described in this Proxy Statement.

Director Attendance at the Annual Meeting

All of our directors attended last year’s annual meeting, and we expect that all nine of the nominated directors will attend this year’s Annual Meeting.

Board of Directors Meetings and Committees

During Fiscal 2018, the Board of Directors met four times and acted once by written unanimous consent. All current Board members were present for the meetings held during the year or participated by telephone conference.

Currently, the Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. The functions of each of these committees and their members are specified below. The Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee each operate under written charters which were updated and affirmed by the Board in June 2017, in order to meet the requirements of the NYSE Listed Company Manual. These charters, as well as the Board’s Governance Guidelines, are available on our website at www.arganinc.com.

The members of the four currently standing committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Executive Committee
Rainer H. Bosselmann				Chairman
Peter W. Getsinger	Member	Member
John R. Jeffrey, Jr.	Chairman		Member
William F. Leimkuhler	Member	Member
W.G. Champion Mitchell			Chairman	Member
James W. Quinn		Chairman	Member	Member

With the election of Mr. Jeffrey to the Board at our 2017 Annual Meeting of Stockholders, the Board changed the membership of its Audit Committee. Mr. Jeffrey was appointed to serve as the chairman of the Audit Committee with Mr. Leimkuhler continuing to serve as a member. Mr. Mitchell stepped down from his membership of this committee. Mr. Jeffrey was also appointed to serve as a member of the Nominating/Corporate Governance Committee.

The Board has determined that the following members of the Board are currently independent directors, as such term is defined in Section 303A of the NYSE Listed Company Manual:  Messrs. Jeffrey, Getsinger, Leimkuhler, Mitchell and Quinn. Ms. Flanders, who qualified as an independent director until the time of her service as the Company’s chief financial officer in 2015, should regain her independent director status in January 2019. The non-employee directors meet from time to time in executive session without the other members.

Executive Committee. This committee is authorized to exercise the general powers of the Board of Directors in managing the business and affairs of the Company between meetings. It was not necessary for the Executive Committee to hold any meetings during Fiscal 2018.

Audit Committee. During Fiscal 2018, the Audit Committee met five times in person or by telephone conference. All elected members participated in each one of these meetings. The members of the Audit Committee are all independent directors under applicable SEC and stock exchange rules.  In addition, the Board of Directors has determined that at least one of the independent directors serving on the Audit Committee, Mr. Jeffrey, is an audit committee financial expert, as that term has been defined by Item 407 of the SEC’s Regulation S-K.

The original written charter of the Audit Committee was adopted in October 2003. As indicated above, the charter was most recently updated and approved by the Board in June 2017. The Audit Committee assists the full Board of Directors in its oversight responsibilities relating to the integrity of our published consolidated financial statements, our financial disclosure controls and our system of internal control over financial reporting. This group considers and approves the selection of, and approves the fee arrangements with, our independent registered public accountants for audit and other nonaudit services.

The Audit Committee meets with members of management and representatives of our independent registered public accounting firm in order to review the overall plan for the annual independent audits including the scope of audit testing and any other factors that may impact the effectiveness of the audits. The Audit Committee discusses with management and the auditors our major financial and operating risks, the steps that management has taken to monitor and manage such exposures, the results of the quarterly reviews and annual audits and any other matters required to be communicated to the Audit Committee pursuant to the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), the securities laws or listing standards. At the end of each of the first three quarters and subsequent to year-end, the members of the Audit Committee meet with management and the independent auditors to review the adequacy and accuracy of the information included in the applicable SEC filing, including the disclosures made in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of each filing.

The responsibilities of the Audit Committee also include requirements to meet with representatives of our internal auditing firm in order to review the scope of its annual audit plan and the results of its testing including the identification of any significant deficiencies or material weaknesses in the system of internal control over financial reporting and the discovery of any fraud regardless of materiality.

In addition, the Audit Committee maintains our procedures covering the receipt, retention and treatment of complaints we receive regarding accounting, internal controls or auditing matters, and the confidential or anonymous submissions by employees expressing concerns regarding questionable accounting or auditing practices.

Compensation Committee. During Fiscal 2018, the members of the Compensation Committee met five times by telephone conference. All members participated in each of these meetings. These meetings were held primarily to evaluate the elements of compensation for our executive officers, and to make decisions regarding the award of cash bonuses, the granting of options to purchase shares of our Common Stock and the granting of performance-based restricted stock units. During Fiscal 2018, the members of the Compensation Committee also undertook a comprehensive shareholder outreach initiative, as described further in the “Executive Compensation Discussion and Analysis” section below. The overall purpose of this outreach was to better understand the perspectives of our shareholders with respect to our compensation practices, and to evaluate and address any concerns or feedback we received.

The committee members considered the performance of our Company for Fiscal 2018, and reviewed the individual performance and achievements of each named executive during the year. The committee members agreed that the executives performed well in most areas of our business during the year, especially the management of the operations of our wholly-owned subsidiary, Gemma.

The members of the Compensation Committee reviewed and certified the calculations performed pursuant to the performance criteria established in Mr. Griffin’s employment agreement for Fiscal 2018 which resulted in the payment of non-equity incentive plan compensation of $4,000,000 to Mr. Griffin. The performance reviews by the committee also resulted in the payment of cash bonus awards to Mr. Bosselmann, our CEO, and Mr. David H. Watson, our Chief Financial Officer (our “CFO”), in the amounts of $225,000 and $200,000, respectively, and the award to Mr. Bosselmann and Mr. Watson of nonqualified options to purchase 40,000 shares and 32,000 shares of our Common Stock, respectively. In addition, the reviews resulted in the awards of performance-based restricted stock units to Mr. Bosselmann and Mr. Watson covering 10,000 and 8,000 targeted numbers of shares, respectively.  These actions were ratified by the independent members of the Board and are discussed further in the “Executive Compensation Discussion and Analysis” section below.

The written charter for the Compensation Committee, which was originally adopted in April 2004, was most recently updated in June 2017. This committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of our business objectives and to align the interests of executive officers with the long-term interests of our stockholders. To that end, it is the responsibility of the committee to develop and approve periodically a general compensation plan and salary structure for our executive officers that also considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate. It is the responsibility of the Compensation Committee to review and recommend for approval by the independent directors of the full Board the compensation (salary, bonus and other compensation) of our CEO, to review and approve the compensation (salary, bonus and other compensation) of our other Named Executive Officers, and to review and approve perquisites offered to our Named Executive Officers. See the “Executive Compensation Discussion and Analysis” section below for the identification of the Named Executive Officers. The Compensation Committee shall also review and approve corporate goals and objectives relevant to the compensation of our Named Executive Officers, evaluate performance in light of the goals and objectives, and review and approve all employment, retention and severance agreements for our Named Executive Officers.

The members of the Compensation Committee are independent directors under the applicable rules of the NYSE. No member of the Compensation Committee has ever been an officer or employee of the Company. The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders including the Stock Plan in a manner consistent with the terms of such plans; reviews and makes recommendations to the Board of Directors with respect to new compensation, incentive and equity-based plans; and reviews and makes recommendations to the Board on changes in major benefit programs for our Named Executive Officers.  The Compensation Committee also reviews the management succession program for the CEO and selected other executive officers.

Nominating/Corporate Governance Committee. During Fiscal 2018, the two carryover members of the Nominating/Corporate Governance Committee met once by telephone conference; such meeting occurred prior to the appointment of Mr. Jeffrey to this committee in June 2017. The initial written charter of the committee now known as the Nominating/Corporate Governance Committee was adopted in April 2004, and it was also updated in June 2017. Pursuant to its expanded duties and responsibilities, this committee provides oversight of our corporate governance affairs, including the consideration of risks, and assesses the full Board’s performance annually in accordance with procedures established by it.

This committee has been primarily responsible for identifying individuals qualified to become members of our Board of Directors, and for recommending to the Board of Directors the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and the persons to be elected by the Board of Directors to fill any vacancies on the Board. During Fiscal 2018, Mr. Jeffrey was recommended by this committee to be appointed to the Board of Directors. Mr. Jeffrey was elected to the Board at the 2017 Annual Meeting of Stockholders.

The Nominating/Corporate Governance Committee considers the gender and ethnic diversity of the Board of Directors and uses certain other selection criteria as a guide in its selection process including the following: (i) nominees should have a reputation for integrity, honesty and adherence to high ethical standards; (ii) nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term business objectives and should be willing and able to contribute positively to our decision-making process; (iii) nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board of Directors and its committees; (iv) nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; and (v) nominees should not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The Nominating/Corporate Governance Committee is also responsible for reviewing with the full Board, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole. The Board of Directors believes that its membership should include individuals representing a diverse range of experience to give the Board both depth and breadth in the mix of its skills. To that end, the Board endeavors to include in its overall composition an array of targeted skills that complement one another rather than requiring each director to possess the same skills, perspective and interests. Accordingly, this committee and the full Board consider the qualifications of directors and director nominees both individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The group will consider nominees for the Board of Directors recommended by stockholders.  Nominations by stockholders must be in writing, must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our Common Stock. Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. This committee is required to review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors. Nominations must be delivered to the committee’s attention at our headquarters address.

Board Leadership and Risk Oversight

Mr. Bosselmann, our CEO, also currently serves as the Chairman of our Board of Directors. Mr. Griffin and Mr. Sherras are also members of management. Five of the nine members of the Board, or Messrs. Getsinger, Jeffrey, Leimkuhler, Mitchell and Quinn, are considered to be independent based on the Board’s consideration of our independence standards and the applicable independence standards of the NYSE including the requirements set forth in Section 303A.02(a)(ii) of the NYSE Listed Company Manual. The Board believes that its current leadership structure provides independent Board leadership and engagement while also deriving the benefit of having our CEO serve as Chairman of the Board. The Board has determined that Mr. Bosselmann, the individual with primary responsibility for managing the Company’s day-to-day operations, is best positioned to chair regular Board meetings and to lead and facilitate discussions of key business and strategic issues.

The Board periodically reviews the structure of the Board. Our bylaws currently provide that the Company’s chief executive officer shall preside at all meetings of the Board of Directors. The Board could amend that bylaw, but it believes that we have best corporate practices in place to ensure that the Company maintains a strong and independent Board, the highest standards of corporate governance and the continued accountability of our CEO to the Board. This structure is evidenced by the composition of the current Board of Directors and its Audit, Compensation and Nominating/Corporate Governance Committees.

All of the members of these three committees are independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers, succession planning, our corporate governance guidelines, policies and practices, the director nomination process, our corporate finance strategies and initiatives, and the integrity of our consolidated financial statements and internal control over financial reporting.

Mr. Quinn has been designated by the Board as the lead independent director. As the primary liaison between the Chairman of the Board and the independent directors, his documented duties and responsibilities include (1) approving Board meeting schedules and agendas; (2) approving the type of information provided to the directors in connection with each meeting of the Board; (3) presiding over all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors; (4) providing feedback to the Chairman of the Board on issues considered at such meetings; (5) calling meetings of the independent directors when deemed necessary and appropriate; and (6) performing such other duties as the Board from time to time may determine.

One of the Board’s key responsibilities is the oversight of our risk management process, including the risk that our sensitive and confidential data may not be adequately protected from unauthorized access. The standing Audit, Compensation and Nominating/Corporate Governance Committees address risks inherent in their respective areas of oversight. Consequently, the Board monitors the design and effectiveness of our system of internal controls, the effectiveness of our corporate codes of conduct and ethics, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of its members, potential conflicts of interest and succession planning.

Our Audit Committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment, risk management and our insurance program is undertaken.  The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of the internal assessments of our system of internal control over financial reporting and the audits conducted by our independent registered public accountants. The Compensation Committee administers our stock plans, and reviews and recommends the salaries and bonuses paid to the Named Executive Officers while assessing whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The independent directors of the full Board approve the salary and bonus amounts paid to Named Executive Officers and approve all stock option awards. Senior management reports on enterprise risks issues, including operational, financial, legal and regulatory, and strategic and reputation risks, to the appropriate committee or to the full Board.

The entire Board and the committees receive reports on areas of material risk and, for each committee, the committee’s area of oversight, from senior management, our internal audit firm, our independent registered public accountants, outside counsel, and other members of management and professional advisors.  When one of the committees receives any such report, the chairman of the committee reports to the full Board of Directors at the next Board meeting.  This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

In June 2014, the Board of Directors adopted a set of governance guidelines which are intended to provide a framework within which the Board conducts its business. The guidelines describe the basic responsibilities of a member of our Board and the requirements for the conduct of Board and committee meetings. These governance guidelines are available on our website at www.arganinc.com.

Compensation of Directors

Each non-employee member of our Board of Directors receives an annual fee of $20,000, plus $300 for each formal Board or committee meeting attended. Members of the Audit Committee receive an additional annual fee of $5,000. Directors are reimbursed for reasonable expenses actually incurred in connection with attending each formal meeting of the Board of Directors or any committee thereof.  Directors are also eligible for the award of options to purchase shares of our Common Stock. The following table summarizes the fees and other compensation for the non-employee members of our Board of Directors for Fiscal 2018:

Name	Fees	Stock Option Awards (1)		All Other Compensation	Total Compensation
Henry A. Crumpton (2)	$9,861	$—		$—	$9,861
Cynthia A. Flanders	21,200	116,800		—	138,000
Peter W. Getsinger	29,500	116,800		—	146,300
John R. Jeffrey, Jr. (2)	14,864	269,200	(3)	—	284,064
William F. Leimkuhler	30,100	116,800		—	146,900
W.G. Champion Mitchell	26,626	116,800		—	143,426
James W. Quinn	23,000	116,800		—	139,800

(1)         Amounts represent the aggregate award date fair value reflecting the assumptions discussed in Note 13, Stock-Based Compensation, of our consolidated financial statements included in our Annual Report on Form 10-K for Fiscal 2018.

(2)         Ambassador Crumpton retired from the Board of Directors at our 2017 Annual Meeting while at the same time Mr. Jeffrey was elected to the Board of Directors.  Their respective fees are prorated based on time served during Fiscal 2018.

(3)         The stock options granted to Mr. Jeffrey during Fiscal 2018 include the award made at the time of his joining the Board, as well as the award typically made to outside directors during the fourth quarter of each fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2

AMENDMENT TO THE 2011 STOCK PLAN

Background

On April 10, 2018, the Board of Directors passed a resolution, subject to stockholder approval, that amended the Argan, Inc. 2011 Stock Plan (the “Stock Plan”) by increasing the number of shares of Common Stock issuable thereunder from 2,000,000 shares to 2,750,000 shares. The material features of the Stock Plan are summarized below. This summary is qualified in its entirety by the complete provisions of the Stock Plan, a copy of which is attached hereto as an Appendix and incorporated herein by reference.

As of April 24, 2018, there were 20,500 shares of Common Stock available for award under the Stock Plan. Options to purchase 986,150 shares of our Common Stock were outstanding, including options to purchase 981,150 shares that were awarded under the Stock Plan and 5,000 shares that were awarded under a predecessor stock option plan. During the Fiscal 2018, plus the period from February 1, 2018 through April 24, 2018, options to purchase 398,500 shares of Common Stock were awarded. Under the Stock Plan and the predecessor plan, stock options have been awarded to our Named Executive Officers, key employees and members of the Board of Directors. Also, in April 2018 and for the first time, the Board awarded performance-based restricted stock units to the CEO and CFO pursuant to which they could earn the aggregate issuance of between 18,000 to 36,000 shares of our Common Stock depending on the Company’s achievement of certain stockholder-return targets measured over a three-year period.

The 2011 Stock Plan

Purpose. The purpose of the Stock Plan is to promote the attraction and retention of officers, employees and directors with outstanding abilities, who are in a position to contribute materially to our long-term success, by providing them with opportunities to increase their interests in the Company’s welfare. The members of the Board of Directors believe that it is important to have shares of our Common Stock available for issuance under a plan like the Stock Plan in order to make awards that provide incentive to new employees and other key members of our workforce including those additional management and non-management employees who may join us as a result of future business acquisitions or the organic growth of the Company. The Stock Plan is administered by the Compensation Committee of our Board of Directors.

Eligibility. Subject to certain other provisions of the Stock Plan, the number of shares of our Common Stock which may be issued or transferred pursuant to stock options and other stock awards made under the Stock Plan (“Awards”) shall not exceed 2,750,000 shares in the aggregate, assuming the approval of this Proposal No. 2. The classes of persons who are eligible to receive awards under the Stock Plan are the non-employee members of the Board of Directors, the executive officers (including the Named Executive Officers) and all other employees of the Company. As of April 24, 2018, six non-employee directors, four executive officers (including three Named Executive Officers) and approximately 1,439 other employees were eligible to receive awards under the Stock Plan. During the year ended January 31, 2018, the Company awarded stock options to purchase 301,500 shares of its Common Stock to non-employee directors, executive officers and other employees. The distribution of the number of shares covered by these stock option awards to the three eligibility groups were 23%, 33% and 44% of the total number, respectively.

Stock options granted under the Stock Plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “IRC”), or non-qualified options. Incentive stock options may be granted only to employees of the Company (including directors who are employees), while non-qualified options may be issued to employees and directors (whether or not an employee) of the Company.

Employees and directors shall also be eligible to receive grants of restricted and/or unrestricted stock under the Stock Plan. Our Board of Directors has the authority to determine those individuals who shall receive Awards and the number of shares of our Common Stock subject to such Awards. The Board of Directors shall also determine the time periods over which stock options granted under the Stock Plan may become partially or fully exercisable and the exercise price for each stock option granted under the Stock Plan, subject to certain limitations described therein.

Restricted stock grants may be made subject to vesting, in one or more installments, upon the happening of certain events, upon the passage of a specified period of time, upon the fulfillment of certain conditions or upon the achievement by the Company or any subsidiary, division, affiliate or joint venture of the Company of certain performance goals, as the Compensation Committee shall decide in each case.

The Stock Plan does not permit the repricing of any option to purchase shares of our Common Stock nor does it allow the cancellation of an existing stock option in connection with the award of a new option.

Terms of the Options. Awards made under the Stock Plan must occur no later than July 19, 2021. The per share purchase price of the shares of Common Stock subject to incentive and non-qualified stock options may not be less than the fair market value of the Common Stock on the date that the stock option is granted.

For incentive stock options granted to any person who owns, directly or indirectly, at the time of the grant, 10% or more of the total combined voting power of all classes of stock of the Company, the per share purchase price of the shares of Common Stock subject to the option shall be at least 110% of the fair market value of our Common Stock on the date of grant.

Incentive stock options granted under the Stock Plan cannot be exercised more than ten years from the date of grant although the term of an incentive stock option issued to a 10% Stockholder cannot exceed five years. The aggregate exercise price of an incentive stock option, or any portion thereof, shall be payable on the date of exercise of the option (i) in cash or by check, bank draft or postal or express money order by the option holder, or (ii), provided that a public market exists for our Common Stock, in cash received by the Company under a procedure whereby a qualified broker-dealer advances funds on behalf of an option holder or sells shares acquired upon the exercise of a stock option on behalf of an option holder. Notwithstanding any other provisions hereof, the aggregate fair market value (determined at the time the stock option is granted) of the Common Stock with respect to which an incentive stock option becomes exercisable for the first time during any calendar year (under the Stock Plan and all other similar plans of the Company) shall not exceed $100,000.

Transferability. No right under the Stock Plan may be transferred other than by will or the laws of descent and distribution. During the lifetime of an option holder, a stock option will be exercisable only by the option holder or his/her conservator. If a stock option shall expire and terminate for any reason, in whole or in part, without being exercised or, if a stock award is forfeited because the restrictions with respect to such stock award shall not have been met or have lapsed, the number of shares of Common Stock subject to the stock option or which are no longer outstanding under a stock award may again become available for an Award.

Federal Income Tax Consequences. If an option granted under the Stock Plan is an incentive stock option, the option holder will recognize no taxable income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the option holder is subject to the alternative minimum tax. We will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after transfer of the shares to the option holder by us, any gain will represent a long-term capital gain for the option holder. If these holding periods are not satisfied, the option holder will recognize ordinary income equal to the difference between the exercise price and the fair market value of the Common Stock at the date of the option exercise and we will be entitled to an income tax deduction in the same amount as the ordinary income recognized by the option holder. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income (also described as a disqualifying disposition) will be characterized as capital gain.

If an option granted under the Stock Plan is a non-qualified stock option (also referred to as a nonstatutory stock option), the option holder ordinarily will recognize no taxable income upon the receipt of an Award and incur no tax liability at that time. However, upon exercise of a non-qualified stock option, the option holder will recognize ordinary income in an amount equal to the fair market value of our Common Stock on the date of exercise less the amount paid for the Common Stock. Subsequent sale or exchange of the Common Stock acquired upon such an exercise will result in a capital gain or loss for the option holder. We will be entitled to an income tax deduction in the same amount as the ordinary income recognized by an option holder with respect to shares of Common Stock acquired upon the exercise of a non-qualified stock option.

The recipient of the Award of restricted stock generally does not recognize taxable income at the time of grant, and we are not entitled to a tax deduction at that time unless the recipient elects to be taxed at the time of Award by making an election under Section 83(b) of the Code within 30 days of the date of award. When the restrictions applicable to the shares lapse, the recipient recognizes ordinary income in an amount equal to the excess of the fair market value of the shares of our Common Stock at such time over the amount, if any, paid for the shares. Ordinarily, we will be entitled to a tax deduction at the same time and in the same amount as the ordinary income recognized by the recipient.

The grant of an Award of unrestricted shares of our Common Stock has immediate income tax consequences for both the recipient and us. The recipient will recognize ordinary income at the time of the Award in an amount equal to the then fair market value of the Common Stock less any amount paid for the shares. Ordinarily, we will be entitled to a tax deduction at the same time and in the same amount as the ordinary income recognized by the recipient.

The Tax Cuts and Jobs Act (the “Act”) was signed into law by President Trump on December 22, 2017. For individuals, the tax cut is achieved primarily by preserving seven individual tax brackets and cutting the corresponding tax rates. The tax rates on capital gains and dividends were not changed. The Act also provides changes to the individual alternative minimum tax that should reduce the number of taxpayers who are affected, however, individual liabilities may not be reduced in all cases. The individual tax rate changes are all effective for 2018, but most of the individual changes provided by the Act are set currently to expire, or “sunset,” on December 31, 2025.

Consequently, under the Act, the top annual federal income tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is 20% for single and joint filers with 2018 incomes in the highest brackets. In addition, the 3.8% Medicare surtax on net investment income, which includes capital gains, will result in an overall capital gain rate of 23.8% for higher-income taxpayers.

The foregoing is only a summary of the effects of United States federal income taxation upon individuals and us with respect to Awards and the acquisition of shares of our Common Stock under the Stock Plan, and does not purport to be complete. References should be made to the applicable provisions of the Code. In addition, this summary does not discuss the income tax laws of any municipality, state or foreign country in which the recipient of an Award is a resident.

Termination of Employment/Relationship. If employment with us of the holder of an incentive stock option is terminated other than by death or permanent disability, the term of any then outstanding stock option held by the employee shall extend for a period no later than three months after the employment termination date. In the event of employment termination due to permanent disability, the term of any then outstanding incentive stock option held by the employee shall extend for a period no later than twelve months after the employment termination date. In both of these circumstances, an incentive stock option shall be exercisable only to the extent it was exercisable as of the last date of employment.

If the holder of a non-qualified stock option terminates employment or ceases his/her service as a non-employee director, as applicable, for any reason other than death, the term of any then outstanding stock option held by the individual shall extend for a period no later than twelve months after the employment termination or service cessation date, as applicable. In these circumstances as well, a non-qualified stock option shall be exercisable only to the extent it was exercisable as of the last date of employment.

If the holder of either an incentive or non-qualified stock option dies, the representative of his/her estate or beneficiaries thereof to whom the stock option has been transferred shall have the right during the period ending no later than twelve months after the date of death to exercise any then outstanding stock options in whole or in part.

If employment with us of the holder of restricted stock is terminated or a director who is a holder of restricted stock ceases to be a director, other than by death, prior to the lapse of any restrictions applicable to the restricted stock, such stock shall be forfeited. If a restricted stock holder dies, the representative of his/her estate or beneficiaries thereof to whom the restricted stock has been transferred shall generally hold such Common Stock free of all such restrictions.

Notwithstanding the foregoing, at the time of a change in control of the Company as defined in the Stock Plan, all outstanding stock options shall become fully vested and the restrictions related to any outstanding restricted stock shall lapse.

Equity Compensation Plan Information

The following table sets forth certain information, as of April 24, 2018, concerning the shares authorized for issuance upon the exercise of options to purchase our Common Stock or the lapse of stock restrictions.

Equity Compensation Plans	Number of Shares Issuable under Outstanding Restricted Stock Units (2)	Number of Shares Issuable under Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance (3)
Approved by the Stockholders (1)	36,000	986,150	$44.12	20,500
Not Approved by the Stockholders	—	—	—	—
Totals	36,000	986,150	$44.12	20,500

(1)               Approved plans include the Company’s 2011 Stock Plan.

(2)               Represents the maximum number of shares of Common Stock that could be earned pursuant to outstanding restricted stock units. The target number of shares of Common Stock that could be earned pursuant to outstanding restricted stock units is 18,000.

(3)               Represents the number of shares of our Common Stock reserved for future awards and excludes the number of securities reflected in the first two columns of this table.

THE BOARD RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE STOCK PLAN IN ORDER TO INCREASE THE NUMBER OF SHARES OF OUR COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER FROM 2,000,000 SHARES TO 2,750,000 SHARES

PROPOSAL NO. 3

APPROVAL OF EXECUTIVE COMPENSATION (THE “SAY-ON-PAY” PROPOSAL)

We are seeking stockholder approval of the compensation of our executive officers (our “Named Executive Officers”) as described in this Proxy Statement. This description is contained in the Executive Compensation section of this Proxy Statement which is included below, including the compensation tables and the narrative compensation disclosures included therein. This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This vote represents our sixth annual advisory say-on-pay vote. Subsequent to the annual meeting of stockholders held in 2013 and based on the results of voting by the stockholders, the Board of Directors determined that we will hold an advisory vote on executive compensation every year.

Because this is an advisory vote, it will not be binding on the Board of Directors and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our Named Executive Officers. However, our Compensation Committee does intend to consider the outcome of the vote when determining future executive compensation arrangements.

Our executive compensation program has been meaningfully modified over the last several years as part of a continuous effort by the Compensation Committee to ensure the stability of our core management team through a challenging business environment while providing incentives to drive profitable growth and to deliver value to our stockholders. When our proposal seeking approval of the executive compensation program at the 2017 Annual Meeting failed to receive majority support from our stockholders, we were disappointed that the vote represented a decline in support for our program from the prior year. As such, the Compensation Committee commenced a comprehensive shareholder outreach initiative during Fiscal 2018. The purposes of this outreach were to deepen our understanding of the perspectives of our stockholders with respect to our compensation practices, and to evaluate and to address any concerns or feedback we received. Based on the feedback, we increased the vesting period for stock option awards, introduced the use of performance-based long-term incentive equity compensation, instituted a cap on annual cash incentive awards and committed to policy prohibiting the future negotiation of single-trigger change in control provisions. These changes lead to an enhancement of our Proxy Statement disclosures which are included herein. Further details on this outreach effort are included in the “Executive Compensation Discussion and Analysis” section below.

We believe that it is important to add that two years ago the Board of Directors adopted several policies with the intention of enhancing accountability and further encouraging an alignment of stockholder and executive officer interests. The policies, which are also described in further detail below, in the “Executive Compensation Discussion and Analysis” section, include a stock ownership policy for Named Executive Officers and non-employee Directors, a clawback policy, a no pledging policy and an anti-hedging policy.

Also, in an effort to increase compensation transparency to our stockholders and to improve our overall income tax efficiency, we developed specific performance metrics for use in the determination of the amount of non-equity incentive compensation earned each year by Mr. Griffin. We used the metrics to confirm the amount of such compensation earned by Mr. Griffin for Fiscal 2018 and Fiscal 2017. This incentive compensation plan was approved by the stockholders at the 2016 Annual Meeting.

In considering how to vote on this advisory proposal, we urge our stockholders to study all the relevant information in the “Executive Compensation Discussion and Analysis” section below, including the compensation tables and the narrative disclosures regarding our executive compensation program that are included therein.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF

THE SAY-ON-PAY PROPOSAL

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) as the independent registered public accountants for the performance of the audit of our consolidated financial statements for our fiscal year ending January 31, 2019. Our stockholders are being asked to ratify the Audit Committee’s selection. Grant Thornton has served as our independent registered public accountants since May 2006. A representative of Grant Thornton is expected to be present at the meeting and available to respond to appropriate questions and, although Grant Thornton has indicated that no statement will be made, an opportunity for a statement will be provided.

Fees

The following table below presents the approximate amounts of fees billed to us by Grant Thornton for professional services rendered during and related to the fiscal years ended January 31, 2018 and 2017.

	2018	2017
Audit Fees	$1,066,000	$1,002,000
Audit-Related Fees	—	—
Tax Fees	—	13,000
All Other Fees	—	—
Total Fees	$1,066,000	$1,015,000

Audit Fees. This category consists of fees billed for professional services rendered for annual audits of our consolidated financial statements, for statutory audits of the separate financial statements of foreign subsidiaries, for reviews of quarterly condensed consolidated financial statements and for the review of current reports and other documents filed with the SEC. Audit fees also include the costs associated with Grant Thornton’s audit of the effectiveness of our internal control over financial reporting.

Audit-Related Fees. This category includes fees billed for services provided by Grant Thornton that were related to consultations on accounting and reporting matters and to due diligence procedures performed during the investigations of potential acquisitions. No such fees were incurred during the years ended January 31, 2018 and 2017.

Tax Fees. This category consists of fees billed for professional tax services provided in the areas of compliance, research and planning.

All Other Fees. This category includes fees for other miscellaneous items. No such fees were incurred during the years ended January 31, 2018 and 2017.

Audit Firm Independence

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants and it evaluates the selection of them each year. In addition, in order to promote continuing auditor independence, the Audit Committee considers the independence of Grant Thornton at least annually. Based on their most recent evaluation, including the firm’s past performance and an assessment of the firm’s qualifications and resources, the Audit Committee believes that the continued retention of Grant Thornton to serve as our independent registered public accountants is in the best interests of the Company and its stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee of the Board of Directors has established a policy requiring the pre-approval of all audit and non-audit services to be performed by our independent registered public accountants, who may not render any audit or non-audit service unless the service is approved in advance by the Audit Committee pursuant to its pre-approval policy. The Audit Committee has delegated to its chairman the authority to pre-approve certain services. The chairman must report any pre-approval pursuant to such delegation of authority to the other members of the Audit Committee at its next scheduled meeting at which time the Audit Committee is then asked to approve and ratify the pre-approved service. For Fiscal 2018 and Fiscal 2017, the Audit Committee followed these guidelines in approving all services rendered by our independent registered public accountants.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board operates pursuant to a written charter which was updated in June 2017. A copy can be found at www.arganinc.com. The Board of Directors has made a determination that the members of the Audit Committee satisfy the independence and other requirements of the NYSE and the applicable rules of the SEC. The Board has also made the determination that at least one member of the committee is a “financial expert” as that term is defined in Item 407 of the SEC’s Regulation S-K.

The responsibilities of the Audit Committee are set forth in its charter. The Audit Committee is responsible for the appointment and supervision of the Company’s independent registered public accountants; the approval of the arranged fees for services; the evaluation of the firm’s qualifications and independence; the approval of all audit and non-audit services provided by them; and the review of the Company’s consolidated financial statements with our management and them. The Company’s independent registered public accountants are required to report directly to the Audit Committee. The Audit Committee also reviews our accounting policies, internal control procedures, material related party transactions and our systems security and compliance activities. Its members also review the Charter of the Audit Committee. The following is a report on the Audit Committee’s activities for Fiscal 2018.

Audit of Financial Statements

The Audit Committee reviewed and discussed the Company’s condensed unaudited consolidated financial statements for the fiscal quarters ended April 30, July 31 and October 31, 2017, and the Company’s audited consolidated financial statements as of January 31, 2018 and for the year then ended with the management of the Company and with the engagement personnel of Grant Thornton, the Company’s independent registered public accounting firm. During the year, our independent accountants also made a presentation to the Audit Committee that outlined their audit timeline and planned procedures based on their assessments of the significant financial statement and fraud risks. The audit report issued by Grant Thornton relating to the Company’s consolidated financial statements as of January 31, 2018 and for the year then ended expressed an unqualified opinion thereon. The scope of the audit procedures performed by Grant Thornton for the year ended January 31, 2018 also included observations and tests of evidence with results sufficient for the accounting firm to report that the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2018.

Review of Other Matters with the Independent Registered Public Accountants

The Audit Committee has also discussed with Grant Thornton the matters required to be communicated to the Company pursuant to applicable regulations of the PCAOB. The Audit Committee has received from Grant Thornton the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton matters relating to the firm’s independence from the Company. There have not been any independence matters brought to the attention of the Audit Committee.

The Audit Committee has also received from Grant Thornton the written communication required by the corporate governance rules of the NYSE that describes the firm’s quality control policies and procedures including its audit performance and independence monitoring systems. This communication also provides disclosure of material issues raised by inquiry or investigation by government or professional authorities over the last five years.

Recommendation That Financial Statements Be Included in the Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements described above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

John R. Jeffrey, Jr. (Chairman, Audit Committee)

Peter W. Getsinger (Member, Audit Committee)

William F. Leimkuhler (Member, Audit Committee)

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PRINCIPAL STOCKHOLDERS

The following table presents the number of shares of Common Stock beneficially owned as of January 31, 2018 by each director; each executive officer named in the Summary Compensation Table below (the “Named Executive Officers”); all directors and executive officers as a group; and each person who, to our knowledge, owns beneficially more than 5% of our Common Stock. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Shares	Beneficial
	Beneficially	Ownership
Name and Address	Owned (1)	Percentage (1)
Rainer H. Bosselmann (2)	452,411	2.88%
William F. Griffin, Jr. (3)	316,150	2.03%
James W. Quinn (4)	99,570	*
William F. Leimkuhler (5)	72,000	*
W.G. Champion Mitchell (6)	67,500	*
Brian R. Sherras (7)	62,965	*
Cynthia A. Flanders (8)	52,000	*
David H. Watson (9)	32,700	*
Peter W. Getsinger (10)	28,400	*
John R. Jeffrey, Jr.	4,500	*
Officers and Directors, as a group (11 persons) (11)	1,198,196	7.50%
BlackRock, Inc. (12)	1,247,523	8.01%
The Vanguard Group (13)	1,198,818	7.70%
Renaissance Technologies LLC (14)	1,143,500	7.35%
Dimensional Fund Advisors, LP (15)	840,001	5.40%
John W. Blackburn (16)	817,106	5.25%

*                      Less than 1%.

(1)              Each applicable percentage of ownership is based on 15,567,719 shares of Common Stock outstanding as of January 31, 2018, together with applicable stock options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2018 are deemed to be beneficially owned by the person holding such stock options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes below, the address for each of the individuals listed in the table above is c/o Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850.

(2)              Includes 325,170 shares owned by Mr. Bosselmann and 2,241 shares owned by Mr. Bosselmann and his wife, as joint tenants. Also includes options to purchase 125,000 shares of Common Stock which are held by Mr. Bosselmann and are fully vested.

(3)              Includes 306,150 shares owned by the William F. Griffin, Jr. Revocable Trust DTD 12/09/04; Mr. Griffin is a trustee of the trust. Also includes options to purchase 10,000 shares of Common Stock which are fully vested.

(4)              Includes options to purchase 40,000 shares of Common Stock held by Mr. Quinn which are fully vested.  Does not include 275,019 shares of Common Stock held by Allen & Company LLC and affiliates. Mr. Quinn disclaims beneficial ownership of the shares held by Allen & Company LLC and affiliates.

(5)              Includes options to purchase 50,000 shares of Common Stock which are fully vested.

(6)              Includes options to purchase 60,000 shares of Common Stock which are fully vested.

(7)              Includes options to purchase 35,000 shares of Common Stock which are fully vested.

(8)              Includes options to purchase 37,000 shares of Common Stock which are fully vested.

(9)              Includes options to purchase 30,000 shares of Common Stock which are fully vested.

(10)       Includes options to purchase 17,000 shares of Common Stock which are fully vested.

(11)       Includes options to purchase 414,000 shares of Common Stock held by the executive officers and members of our Board of Directors which are considered to be fully vested.

(12)       Based upon a Schedule 13G/A filed with the SEC on January 29, 2018 by BlackRock Inc. and subsidiaries (“BRI”), which reports sole voting power with respect to 1,213,917 shares of Common Stock and sole dispositive power with respect to 1,247,523 shares of Common Stock. The address for BRI is 55 East 52nd Street, New York, New York 10055.

(13)       Based upon a Schedule 13G filed with the SEC on February 8, 2018 by The Vanguard Group (“VG”), which reports sole and shared voting powers with respect to 28,797 shares of Common Stock and 800 shares of Common Stock, respectively, and sole and shared dispositive powers with respect to 1,170,627 shares of Common Stock and 28,191 shares of Common Stock, respectively. The address for VG is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(14)       Based upon a Schedule 13G/A filed with the SEC on February 14, 2018 by Renaissance Technologies LLC (“RTL”) which reports sole voting and sole dispositive powers for itself and Renaissance Technologies Holdings Corporation, the majority owner of RTL, with respect to 1,143,500 shares of Common Stock. The address for RTL is 800 Third Avenue, New York, New York 10022.

(15)       Based upon a Schedule 13G/A filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP (“DFA”) which reports sole voting power with respect to 789,123 shares of Common Stock and sole dispositive power with respect to 840,001 shares of Common Stock.. The address for DFA is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(16)       Based upon a Schedule 13G filed jointly with the SEC on June 3, 2010 by Prairie Fire Capital, LLC (“PFC”), a Delaware limited liability company; Ptolemy Capital, LLC (“PC”), a Delaware limited liability company; Westwind Investors, LP (“WI”), a Delaware limited partnership; the Stone Family Foundation, a Delaware not-for-profit corporation; and John W. Blackburn (together the “Reporting Persons”). The filing reports 817,106 shares of Common Stock beneficially owned by Mr. Blackburn, a manager of PFC, PC and WI, who has sole voting and dispositive powers with respect to the shares. The address for the Reporting Persons is 917 Tahoe Boulevard, Suite 200, Incline Village, Nevada 89451.

EXECUTIVE COMPENSATION

DISCUSSION AND ANALYSIS

Introduction

This section of the Proxy Statement presents highlights our accomplishments during Fiscal 2018 and provides an overview and analysis of our executive compensation program. During Fiscal 2018, our Compensation Committee undertook a comprehensive shareholder outreach effort resulting in a number of meaningful modifications to the Company’s executive compensation program which is discussed below. In addition, the following discussion also describes the Company’s executive compensation-setting process, the program’s compensation principles and objectives, the major elements of compensation paid to executives under the program, other compensation-related policies and the actions that were taken by the Compensation Committee for Fiscal 2018 and beyond.

The Company’s senior executive officers as identified in this Proxy Statement for Fiscal 2018 (our “Named Executive Officers”) were:

•                Rainer H. Bosselmann, Chairman of the Board and Chief Executive Officer;

•                William F. Griffin, Jr., Vice Chairman, Chief Executive Officer and President of Gemma (1);

•                David H. Watson, Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary; and

•                Daniel L. Martin, President of Gemma (1)

(1)         On November 17, 2017, Mr. Martin retired from Gemma. Mr. Griffin was appointed President at that time.

Role of the Compensation Committee

The Compensation Committee of our Board of Directors establishes the overall executive compensation philosophy and oversees the executive compensation program in accordance with its charter. This charter is available on our website at www.arganinc.com.

The written charter of the Compensation Committee, originally adopted in April 2004, was updated in June 2017. The Compensation Committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of our business objectives and to align the interests of executive officers with the long-term interests of our stockholders. To that end, it is the responsibility of the Compensation Committee to develop and to approve periodically a general compensation plan and salary structure for our executive officers that considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate. It is also the responsibility of the Compensation Committee to review the compensation (salary, bonus and other compensation) of our CEO, to review and certify the results of the calculations pursuant to the performance criteria established in Mr. Griffin’s Executive Compensation Plan, to review and approve the compensation (salary, bonus and other compensation) of our other Named Executive Officers, to review and approve perquisites that may be offered to our Named Executive Officers, and to recommend to the full Board of Directors that it ratify the Committee’s decisions.

The Compensation Committee shall also review and approve corporate goals and objectives relevant to the compensation of our Named Executive Officers, evaluate performance in light of the goals and objectives, and review and approve all employment, retention and separation agreements for our Named Executive Officers.

The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders (including the Stock Plan) in a manner consistent with the terms of such plans, reviews and makes recommendations to the Board of Directors with respect to new compensation, incentive and equity-based plans, and reviews and makes recommendations to the Board on changes in major benefit programs for our Named Executive Officers.  The Compensation Committee is also responsible for the development of management succession plans for our CEO and selected other executive officers.  The Board of Directors has determined that each member of the Compensation Committee is “independent” within the meaning of the NYSE corporate governance listing standards and our Corporate Governance Guidelines.

Role of the Chief Executive Officer

Our CEO, in consultation with the Compensation Committee, establishes the strategic direction of our executive compensation program. During the first quarter of each fiscal year, the CEO consults with the Chairman of the Compensation Committee to discuss the prior year financial results and to obtain and to evaluate his assessment of the performance of the other Named Executive Officers. This review, together with the Compensation Committee’s own judgments regarding executive performance, which also considers the results of the most recent competitive market positioning review, is used to evaluate the individual performance and compensation of those Named Executive Officers. The Compensation Committee reviews and certifies the calculations of the performance-based results of Mr. Griffin’s Executive Compensation Plan in consultation with our CFO. In addition, the Compensation Committee is solely responsible for evaluating the CEO’s performance and setting the level and elements of his compensation. The CSO is not present when the Compensation Committee discusses and determines his compensation.

Financial Summary

Fiscal 2018 Financial Overview. Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of gas-fired and biomass-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services.  We provide these services through our Gemma Power Systems (“Gemma”) and Atlantic Projects Company (“APC”) subsidiary operations. Argan also owns Southern Maryland Cable, which provides telecommunications infrastructure services, and The Roberts Company (“TRC”), which is a fully integrated fabrication, construction and plant services company.

We are pleased to have followed up a strong Fiscal 2017 with another record year in Fiscal 2018 with almost $900 million in revenues and over $70 million in net income.  In fact, we have seen significant growth over the last five years as we have earned over $400 million in EBITDA (defined below), while at the same time remaining focused on our profitability, generating EBITDA margins as a percent of revenues of over 15%.  The following is a summary of several of our key financial and operational measurements from Fiscal 2018:

•                  Revenues increased 32.3% to $892.8 million for Fiscal 2018 as compared to $675.0 million for the prior year.

•                  Our overall gross profit amount increased 1.8% to $149.3 million for Fiscal 2018 as compared to $146.7 million for the prior year. However, our overall gross profit percentage decreased to 16.7% for Fiscal 2018 as compared to 21.7% for the prior year.

•                  Net income attributable to the stockholders of Argan increased 2.4% to $72.0 million for Fiscal 2018, or 8.1% of consolidated revenues, as compared to $70.3 million for the prior year.

•                  EBITDA (1) attributable to the stockholders of Argan increased 5.0% to $116.1 million for Fiscal 2018, or 13.0% of consolidated revenues, as compared to $110.6 million for the prior year.

•                  Our international subsidiary, APC, has begun to capitalize on the opportunities foreseen when we acquired this business in Fiscal 2016. During the current year, it was awarded two meaningful construction-type contracts related to power plants in the United Kingdom with a combined contract value in excess of $110 million.

•                  We declared and paid $1.00 per share in cash dividends during Fiscal 2018. In addition, we announced our intent to declare and pay a regular quarterly cash dividend of $0.25 per share, starting in the first quarter ending April 30, 2018.

•                  Our tangible net worth (2) increased by 27.4% to $316.6 million as of January 31, 2018 from $248.5 million as of January 31, 2017.

•                  Our liquidity, or working capital (3), increased by 27.2% to $301.8 million as of January 31, 2018 from $237.2 million as of January 31, 2017.

(1)         EBITDA is a measure not recognized under accounting principles generally accepted in the United States. We have defined EBITDA as earnings before interest, taxes, depreciation and amortization.

(2)         We define tangible net worth as our total stockholders’ equity less goodwill and intangible assets, net.

(3)         We define working capital as our total current assets less our total current liabilities.

Since the acquisition of GPS in December 2006, over 11 years ago, we have lead our business through challenging industry economic cycles with the growth in revenues and profitability trending upwards as illustrated below. We have achieved an average annual growth in revenues of 16% per year and an average growth in EBITDA of 32% per year. Note that the amounts in the chart for Net Income and EBITDA below are attributable to the stockholders of Argan, Inc. (dollars in millions).

However, despite the overall strong financial performance of the Company for Fiscal 2018, the share price performance since October 2017 has been disappointing. We believe this reflects, in part, the stated management expectation of decreased revenues for the fiscal year ending January 31, 2019 as the Company finishes up several large power-plant construction projects and the investor uncertainty regarding the timing of new project awards and the commencement of the corresponding project activities.

We expect to add new EPC projects to our project backlog during Fiscal 2019; however, even if the Company is successful in securing such projects, the ramp-up to meaningful revenues associated with new projects will not be immediate due to the normal life-cycles of such projects. Therefore, we expect Fiscal 2019 to be a year where we transition from the final stages of our existing projects to the early stages of expected new projects. We are cautiously optimistic that the growth of our consolidated revenues will resume in Fiscal 2020 and continue into the future as we are awarded new construction projects and they mature.

The following graph compares the percentage change in the cumulative total stockholder return on our Common Stock for the last five years with the S&P 500, a broad market index, and the Dow Jones US Heavy Construction TSM Index, a group index of companies whose primary focus is heavy civil construction. The returns are calculated assuming that an investment with a value of $100 was made in our Common Stock and in each index at January 31, 2013, and that all dividends were reinvested in additional shares of Common Stock. The graph lines merely connect the measuring dates and do not reflect fluctuations between those dates. The stock performance shown on the graph is not intended to be indicative of future stock performance.

	Years Ended January 31,
	2013	2014	2015	2016	2017	2018

Argan, Inc.	$100.00	$156.46	$171.29	$173.02	$431.36	$258.84

S&P 500	100.00	121.52	138.80	137.88	165.51	209.22

DJ US Heavy Civil Construction TSM	100.00	115.91	81.46	75.70	108.36	118.68

This comparison of the price performance of our Common Stock over the last five years versus the performance of the S&P 500 and the performance of a published heavy construction company index suggests that, despite the reduction in our stock price in Fiscal 2018, our stock price performance has meaningfully exceeded the performance of the overall market and our competitors.

A more precise comparison of our stock price performance versus the stock performance of competitors supports this conclusion. The following table presents our annualized one-year, three-year and five-year total stockholder returns, or “TSR” (defined as total stock market value appreciation plus dividends paid for the relevant period), and our performance relative to a peer group of 12 publicly traded companies selected by us and identified below in the “Competitive Market Positioning” section of this Proxy Statement.

Total Stockholder Return: Argan v. Peer Group (1)

TSR	Argan	Peer Group Average	Peer Group Percentile Rank
1-year TSR	(38.7)%	2.9%	0%
3-year TSR	10.9%	10.9%	62%
5-year TSR	21.5%	3.3%	92%

(1)         TSR data is sourced from FactSet Research Systems Inc. and is calculated on an annualized basis as of May 2, 2018.

Again, despite our unfavorable stock price performance for the latter part of Fiscal 2018, our performance is near the top of our peer group over the five-year period.

The following section covers Fiscal 2018 compensation deliberations and associated compensation decisions made by the Compensation Committee.  Subsequent to year end, based on changes in our executive compensation program as discussed in detail below under “2017 Say on Pay Vote and Subsequent Investor Outreach,” the long-term equity-based incentive compensation was changed to incorporate both stock options and performance-based restricted stock units, both of which were awarded in April 2018. The values of these awards will be reflected in the “Summary Compensation Table” for the first time in next year’s proxy statement that will present executive compensation data related to the fiscal year ending January 31, 2019. The values of the awards made in April 2017 are included in the compensation amounts presented in the “Summary Compensation Table” for the fiscal year ended January 31, 2018.

Fiscal 2018 Compensation Deliberations

Pay for Holding Company Named Executives Is “At Risk” and Aligned with Performance. The executive compensation program is designed to maintain a strong link between pay and performance. “At risk” compensation includes discretionary incentive cash compensation (cash bonus awards) and long-term equity incentive awards (stock options and restricted stock) through which the performance of the individual officer is recognized.

It is important to differentiate between the Named Executive Officers who are officers of Argan, a holding company, and the Named Executive Officer who is the chief executive officer of Gemma, our principal operating company.  Our CEO, Mr. Bosselmann, and our CFO, Mr. Watson (together, the “Holding Company Named Executive Officers”), are employees of the holding company and are responsible for the overall strategic direction of the Company and other important activities. They include mergers and acquisitions, capital allocation and treasury functions, monitoring of the financial performance of all subsidiaries, consolidated financial reporting in compliance with the rules and regulations of the SEC and the effectiveness of the Company’s system of internal controls over financial reporting. These executives also direct company-wide initiatives including insurance programs, income tax planning and compliance, retention and succession planning related to key employees, investor relations and others.

The Holding Company Named Executive Officers have a compensation program that sets base salaries at the lower end of the Peer Group. This reflects, in part, that they are not directly responsible for the profitability and performance of our subsidiaries. Mr. Griffin is specifically responsible for the leadership and management of our largest subsidiary, Gemma, and its ongoing operations and financial performance.

In order to achieve its objectives, the Compensation Committee has designed the executive compensation program utilizing three major pay elements for Messrs. Bosselmann and Watson:

•                  Base salary. Provides a fixed amount of cash compensation for completing day-to-day responsibilities. The Compensation Committee reviews the base salary of each Holding Company Named Executive Officer annually and periodically approves increases based on competitive reviews of Peer Group compensation amounts, general market practices and the particular officer’s level of responsibility, experience and individual performance.

•                  Annual cash bonus compensation. Provides discretionary annual cash bonus awards for successful short-term financial performance and other achievements that are aligned with our business strategy.

•                  Long-term equity-based incentive compensation. Provides executive stock option holders with opportunities to participate in, and be rewarded for, the long-term growth in the value of the Company’s Common Stock. Awards also facilitate executive stock ownership. Awarded stock options vest, or become exercisable, based on the satisfaction of service requirements.

The Compensation Committee considers each pay element in assessing the executive compensation package for each Holding Company Executive Officer so that they will provide the properly balanced incentives for the achievement of short and long-term objectives of the Company. The Compensation Committee does not rely on any single performance metric to assess the performance of the Holding Company Named Executive Officers. Instead, their individual performance is analyzed based on a detailed review of factors and achievements, like those discussed below, that the Compensation Committee deems critical to the Company’s long-term success.

The performance of the Holding Company Named Executive Officers for Fiscal 2018 was measured on a number of different quantitative and qualitative factors associated with the Company’s operational and financial performance, shareholder value creation, capital allocation, the retention and motivation of core employees, shareholder engagement and effectiveness in the areas of financial reporting and income tax planning.

•                  Operational Performance. Operational performance during Fiscal 2018 was strong as measured by a number of different criteria. In general, the Company is focused on maintaining gross margins and containing costs, even if it results in the Company choosing not to pursue certain revenue opportunities that do not meet our gross margin requirements. As such, the Compensation Committee looked at the following three metrics for Fiscal 2018, among others, compared to Fiscal 2017 and Fiscal 2016.

	2018	2017	2016
Return on Equity	21.1%	26.9%	17.7%

EBITDA as a % of Revenues	13.0	16.4	15.2

SG&A (1) as a % of Revenues	4.7	4.8	6.1

(1)         Selling, general and administrative expenses.

In general, EBITDA as a percent of revenue reflects our ability to convert revenue dollars into earnings, which is primarily driven by maintaining gross margins.  Likewise, SG&A as a percent of revenues, is a good measure of the effectiveness of our cost containment efforts. The return on equity metric measures our profitability based on dollars invested.  The Compensation Committee considered the performance of the Company for Fiscal 2018 using these metrics, among others, as strong and with the results aligned with our strategic plan.

•                  Shareholder Value. The Company’s efforts to enhance shareholder value were mixed, as the Compensation Committee generally places a focus on long-term value creation which, from a TSR basis, remains strong over a five-year period at 21.5%, or in the 92% peer group percentile rank. Reflecting the decrease in our share price since October 2017, the one-year TSR is disappointing. However, it should be noted that the Company has had record financial performance over the past two years. In addition, the Company did commence the practice of making quarterly cash dividend payments to stockholders starting with the first quarter of fiscal year ending January 31, 2019.

•                  Capital Allocation. Capital allocation and balance sheet management activities during Fiscal 2018 were conservative but opportunistic. There were no merger and acquisition transactions as we were unwilling to pay prices based on the current high valuations for businesses. However, management opportunistically made a number of project developmental loans during the year, or $1.5 million in total, and several subsequent to year-end, which may lead to meaningful new EPC contracts for gas-fired power plant projects.  Additionally, our Credit Facility with the Bank of America was expanded from $10 million to $50 million and extended for three years. Cash on the balance sheet was invested conservatively in bank certificates of deposit to ensure continued liquidity while generating a 1.5% weighted average annual return. We also strengthened the relationship with our surety provider, providing ourselves with increased confidence that capacity will be available for future construction projects that require bonding.

•                  Investor Relations and Communications. Our Holding Company Named Executive Officers were also critical in organizing and facilitating the shareholder engagement process which followed our 2017 Annual Meeting as described in further detail below. We believe that their efforts to reach out and engage with key shareholders in meaningful discussions regarding the strategic direction of the Company and the changes that should be considered to executive compensation in order to enhance the Company’s prospects for long-term success were effective. Working with our Board of Directors and Compensation Committee, management’s analysis of the feedback received during those conversations was critical in determining the responsive changes implemented since the 2017 Annual Meeting.

Other notable achievements by our Holding Company Named Executive Officers during Fiscal 2018 included, but were not limited to the following:

•                  Enhancing Board Membership. In coordination with the Nominating/Corporate Governance Committee, the Company screened and identified a strong individual for appointment to our Board, Mr. John R. Jeffrey, who possesses an extensive accounting and financial reporting background. His addition strengthened the financial expertise of the Board and enhanced the effectiveness of the Audit Committee oversight over the Company’s accounting and finance reporting function.

•                  Ensuring Income Tax Optimization in the Midst of Regulatory Changes. The Company continues to look for opportunities to optimize its overall income tax strategies and to minimize its income tax payment obligations under the law. For example, the Company established a performance-based executive compensation plan for Mr. Griffin in 2016, in part, to ensure income tax deductibility for the incentive-based portion of his annual compensation. During the current year, we commenced the purchasing of state income tax credits at a discount which we will use to reduce our state income tax burden for the year ended January 31, 2018.  In addition, the Company has commenced a review of the activities of its engineering staff in order to identify and quantify the amounts of research and development credits, if any, that we may be entitled to use in reducing prior and current year income taxes. These continued efforts, among others, have resulted in increased profitability and have helped prepare the Company to optimize its strategies under the new federal tax law.

•                  Retaining and Incentivizing Core Employees. In Fiscal 2018 and as described above, the Company established a deferred compensation plan covering a broad set of managers and key employees for Gemma, our principal operating subsidiary, whereby a portion of each covered employee’s compensation will vest 50% on the fifth anniversary of the award date, and 25% each on the sixth and seventh anniversaries of the award date. The vesting provisions of the deferred compensation plan are designed to encourage long-term employee retention for the individuals covered by the program who are significant contributors to the operational excellence of Gemma and the success of the Company. In addition, stock options were granted to 48 employees of the Company during Fiscal 2018. We believe that the turnover of management and key employees continues to be low relative to industry standards.

Compensation for Mr. Griffin. Mr. Griffin’s compensation is subject to his 2016 Executive Compensation Plan, which was overwhelmingly approved by the Company’s stockholders two years ago and is discussed further below. The Compensation Committee reviewed and approved the following results, determined pursuant to the terms of Mr. Griffin’s agreement. The plan has three performance-based criteria for each fiscal year, including the adjusted EBITDA of Gemma, Gemma’s safety record and project development success fees received by Gemma.

For the first criteria, if the adjusted EBITDA of Gemma (as defined in Mr. Griffin’s plan) for any fiscal year equals or exceeds $40,000,000, Mr. Griffin shall be entitled to a bonus equal to the sum of (i) $1,000,000, and (ii) 6.67% of the amount by which the adjusted EBITDA of Gemma exceeds $40,000,000. For Fiscal 2018, the adjusted EBITDA of Gemma, as defined, was $125.2 million.

For the second criteria, if the project safety performance on Gemma’s projects, as measured by the OSHA Recordable Incident Rate (“RIR”), for any calendar year during his employment term is less than the national average, Mr. Griffin shall be entitled to receive a performance-based compensation payment of either $125,000 or $250,000, depending on the degree of favorable performance. For 2017, because Gemma’s RIR equaled 0.80, which was below the national average, and it was less than the plan target RIR of 1.00, Mr. Griffin earned the higher amount.

For the third criteria, in the event that success fees related to the development of power plants and received by Gemma equal or exceed $100,000, Mr. Griffin shall be entitled to performance-based compensation based thereon equal to $5,000 for each full $100,000 of success fees so received. For Fiscal 2018, Gemma did not earn or receive any success fees. Therefore, Mr. Griffin did not earn incentive compensation for Fiscal 2018 related to this criterion.

The total amount of performance-based compensation for any fiscal year earned by Mr. Griffin as a result of Gemma’s attainment of one or more of the performance goals criteria described above may not exceed a total amount of $4,000,000. As such, Mr. Griffin earned non-equity incentive plan compensation of $4,000,000 for Fiscal 2018 under the terms of his 2016 Executive Compensation Plan.

A nonqualified deferred compensation plan for key employees of Gemma was approved by our Board of Directors on April 6, 2017 (see Exhibit 10.7 to our Annual Report on Form 10-K for the year ended January 31, 2017 that was filed with the SEC on April 11, 2017) with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan has five to seven-year vesting periods with a continuous employment requirement. Based on Gemma’s and each key employee’s performance each year, a dollar amount is set aside each year for the key employees in the deferred compensation plan. 50% of each annually awarded amount vests on the fifth anniversary of the date of award and 25% of the awarded amount will vest on the sixth and seventh anniversary dates, respectively. Except in the events of disability or death, vesting is dependent on continuous employment with Gemma up to the applicable vesting date. With the retirement of Mr. Martin, none of our Named Executive Officers are currently participants in this plan; however, over 25 of Gemma’s key employees are participants in the plan.

IRC Section 409A regulates the income tax treatment of most forms of nonqualified deferred compensation. We believe we are in compliance with IRC Section 409A and the regulations promulgated thereunder.

Compensation Decisions. As a result of the recent deliberations of the Compensation Committee and based on the factors outlined above, the Compensation Committee acted as follows:

•                  Approved the payment of annual cash bonuses related to Fiscal 2018 to Mr. Bosselmann and Mr. Watson in the amounts of $225,000 and $200,000, respectively;

•                  Reviewed and certified the results of the calculations pursuant to the performance criteria established in Mr. Griffin’s employment agreement for Fiscal 2018 resulting in the payment of non-equity incentive plan compensation of $4,000,000;

•                  Approved the award of non-qualified stock options and restricted stock units to Mr. Bosselmann covering 40,000 shares and up to 20,000 shares of Common Stock, respectively; and

•                  Approved the award of non-qualified stock options and restricted stock units to Mr. Watson covering 32,000 shares and up to 16,000 shares of Common Stock, respectively.

As noted above, the values of stock options awarded to Mr. Bosselmann and Mr. Watson in April 2017 covering 50,000 shares and 40,000 shares, respectively, are included in the amounts of compensation reported for the year ended January 31, 2018. Subsequent to year-end, based on changes in our executive compensation program as discussed in detail below under “2017 Say on Pay Vote and Subsequent Investor Outreach,” long-term equity-based incentive compensation was modified to incorporate stock options and performance-based restricted stock units. The awards of both that are disclosed above were made to Messrs. Bosselmann and Watson in April 2018. The values of these awards will be included in the “Summary Compensation Table” for the first time in the amounts of compensation reported for the fiscal year ending January 31, 2019.

For Fiscal 2018, over 72% and 100% of all cash and equity compensation, respectively, was “At Risk” for our Named Executive Officers. As discussed above, the decisions of the Compensation Committee were based on recommendations received from our CEO, the Compensation Committee’s own evaluations of each executive’s performance, the overall financial performance of the Company for Fiscal 2018 and our overall executive compensation strategy. Moreover, the Compensation Committee made its individual bonus and cash incentive amount and stock option award recommendations to the full Board of Directors for approval. These recommendations were approved by the independent directors of the Board of Directors.

Competitive Market Positioning

Although the Compensation Committee has the authority under its charter to hire outside advisors to provide it with information as needed in making compensation decisions, it has not used the services of any external advisor in connection with the exercise of its responsibilities or completion of any of its initiatives. In view of the holding company structure and special factors relating to our business, the Compensation Committee believes that the engagement of a compensation consultant would not provide significant information beyond that which is available to us at this time.

The Compensation Committee seeks to achieve executive compensation that is aligned with the program’s pay-for-performance principles and is competitive with compensation provided by a peer group of selected publicly traded companies. In determining executive compensation, the Compensation Committee considers a number of factors and data from a market-relevant group of peer companies that are potential competitors for executive talent and each Named Executive Officer’s performance and experience. For Fiscal 2018, the peer group (the “Peer Group”) consisted of the following 12 companies from the specialty construction and engineering services industry.

Peer Group

Aegion Corporation Granite Construction Incorporated Integrated Electrical Services Corporation Layne Christensen Company Matrix Service Company McDermott International, Inc.	MYR Group Inc. Primoris Services Corporation Orion Marine Group, Inc. Sterling Construction Company, Inc. Team, Inc. Tutor Perini Corporation

The Compensation Committee periodically reviews the composition of the Peer Group and updates it based on available market information when appropriate. The companies in the Peer Group were selected because, in the judgment of the Compensation Committee, they represent companies with which we would compete for executive talent. There were two companies removed from and two added to our Peer Group for Fiscal 2018. Dycom Industries, Inc. was removed due to its large market capitalization relative to ours. The Willbros Group, Inc. was removed due to its pending merger with Primoris Services Corporation. Aegion Corporation and Layne Christensen Company were both added, reflecting market capitalizations and businesses similar to ours. We do not view benchmarking as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, but we believe that gathering and reviewing this information should be a part of our compensation-related decision-making process. In exercising its collective judgment in the assessment of executive pay, the Compensation Committee uses benchmarking as one consideration. However, at this time, the committee’s decisions are based primarily on recommendations from our CEO, its own evaluations of executive performance, the Company’s overall performance, the specific accomplishments of Gemma and our overall compensation strategy. We do not target executive compensation at any specific percentile or ranking within our Peer Group.

2017 Say on Pay Vote and Subsequent Investor Outreach

Overview.  In 2017, our advisory proposal to approve our executive compensation program failed to receive majority support from our stockholders. Disappointed by this decline in support from the prior year, our Compensation Committee undertook a comprehensive shareholder outreach initiative during the summer and fall of 2017. The objectives of this outreach for the Company were the development of a better understanding of the perspectives of our shareholders with respect to our compensation practices, and the evaluation of any concerns or constructive feedback we received. The following paragraphs describe the details of the outreach process, the feedback received from stockholders and our responses to the concerns.

Process. The process was led by Mr. Quinn, the Chairman of our Compensation Committee, along with Committee members Messrs. Getsinger and Leimkuhler, constituting the entire Compensation Committee. Each of the Compensation Committee members participated in all of our conference calls with investors. Other participants included Mr. Watson, our CFO, and a representative of MacKenzie Partners, our proxy solicitation firm, both of whom were primarily in “listen-only mode” during these discussions. The Compensation Committee members held regular discussions before and after our conferences with shareholders in order to prepare for and react to these conversations. The full Board of Directors received regular updates from the Compensation Committee throughout the process.

Engagement Timeline.

Summer	Fall	Winter	Spring

Reviewed votes of key stockholders from the 2017 Annual Meeting, reviewed regulatory changes and the evolution in corporate governance best practices and began reaching out to top stockholders to schedule conference calls.

	Held conference calls with top stockholders on executive compensation issues in order to receive feedback on why they voted as they did and what their compensation priorities are.	Assessed feedback received from stockholders during conference calls, integrated that feedback into Compensation Committee decisions for 2018 and made changes to compensation plans as appropriate.

Will reach out again to certain top stockholders to discuss the changes to executive compensation that appear in this 2018 Proxy Statement and to answer any other questions they might have on executive compensation and corporate governance issues.

Extent of Outreach.  As part of our outreach, we contacted 28 of our top 50 shareholders, as well as one shareholder from outside of the top 50, along with the two major proxy advisory firms. The stockholders collectively represented over 50% of our outstanding shares of Common Stock. We received responses from and ultimately engaged with six of these stockholders representing more than 15% of the shares that voted at last year’s Annual Meeting. These six investors were represented primarily by members of the corporate governance and proxy voting staffs at large index funds and actively managed mutual funds. The other stockholders either declined our invitation to converse or did not respond. While the Committee had hoped to engage with a wider spectrum of our shareholder base, a number of our top holders are quantitatively focused with whom engagement is limited. In many cases at these firms, there is no contact with whom we can engage. Therefore, we believe that the investor response that we received was a reasonable result of our best efforts to engage with as many shareholders as possible. In addition to speaking with these six large shareholders, we also held extensive discussions with both major proxy advisory firms, whose views we regard as representative of many large investors.

What We Heard. Though there was no strong consensus on any one particular item, some of the feedback we received was echoed by two or more other investors. Below is an overview of the feedback we received.

•                  Almost all investors encouraged us to disclose the results of our engagement effort clearly in our 2018 Proxy Statement.

•                  Almost all stockholders were interested in increased disclosure regarding how executive achievements and financial performance factor into discretionary compensation decisions. Several asked that we include in our 2018 Proxy Statement the identification and description of the specific metrics that the Compensation Committee considers. One large investor, however, cautioned against providing too much detail, suggesting that more disclosure is not necessarily equivalent to better disclosure.

•                  Most investors agreed that a three-year vesting period for stock option awards is more market-standard than our customary one-year vesting period and suggested that we should revise the vesting periods of future stock option grants accordingly. However, none of the investors had any issues with our use of stock options in general.

•                  Although most investors agreed that stock options and equity awards in general are inherently performance-based to a degree, some suggested that an additional performance metric may create greater alignment between pay and performance. However, none voiced a strong preference for any specific metric, as they were comfortable deferring to the Compensation Committee’s judgment as to what the optimal metric might be. Also, many acknowledged the challenge in selecting an appropriate metric by which to measure the performance of holding company employees.

•                  One investor suggested that we provide a clear summary overview of our business, possibly represented via charts and graphics in the Compensation Discussion and Analysis section of our Proxy Statement, so that investors have a clearer picture of how they should evaluate performance.

•                  None of the institutions we spoke with pushed strongly for moving to “double-trigger” change-of-control agreements with our executives, although some suggested that they would view it positively if we did so prospectively.

•                  Our shareholders were generally comfortable with the levels of compensation and the alignment of pay and performance from a quantitative perspective.

What We Did and Why. Based on the feedback we received, the Compensation Committee took the following actions in 2018.

•                  Enhanced Disclosure. Given the feedback from some of our major shareholders that they would like to see enhanced disclosure in our Proxy Statement, we are providing more detail regarding the specific factors that influence the Compensation Committee’s decisions, along with greater clarity on our executive compensation program as a whole, to the extent possible.

•                  Increased Vesting Period of Option Awards.  All option awards granted from 2018 onward will vest ratably over three years, as opposed to one year, to increase the alignment between pay and long-term performance. The longer stock option vesting periods have been incorporated into the terms of all stock options awarded since January 1, 2018.

•                  Introduced Performance-Based Long-Term Incentive Compensation: The Compensation Committee recognizes that although some stockholders consider stock options to be performance-based, other institutions have voiced a desire for the addition of a performance-based equity component to our long-term incentive awards. With that feedback, we have awarded performance-based restricted stock to Messrs. Bosselmann and Watson in April 2018, which vests based on our total shareholder returns relative to our peer group over a three-year period. We believe that these incentive awards are more aligned with market practice. We also believe that total shareholder return is an appropriate performance metric for the Holding Company Named Executive Officers given that it is one of the few metrics over which they have direct influence. In our conversations with them, our stockholders were supportive of this metric and the general structure of the awards.

For Mr. Bosselmann, the Board approved the award of a stock option covering 40,000 shares of our Common Stock, with vesting over three years, and the award of performance-based restricted stock units with the targeted number of shares to be issued equal to 10,000 shares. For Mr. Watson, the Board approved the award of a stock option covering 32,000 shares of our Common Stock, also with vesting over three years, and the award of performance-based restricted stock units with the targeted number of shares to be issued equal to 8,000 shares. Pursuant to the restricted stock arrangements and depending on the stock performances, the maximum numbers of shares of Common Stock that Mr. Bosselmann and Mr. Watson may earn over the three-year stock price performance period is 20,000 shares and 16,000 shares, respectively, as determined based on the stock earning scale presented below:

Rank	13th	12th	11th	10th	9th	8th	7th	6th	5th	4th	3rd	2nd	1st
Percentile	0.0%	8.3%	16.6%	25.0%	33.3%	41.6%	50.0%	58.3%	66.6%	75.0%	83.3%	91.6%	100.0%
Payout	0%	0%	0%	0%	0%	0%	100%	100%	150%	200%	200%	200%	200%

•                  Added Cap on Annual Cash Incentive Awards. Although the annual cash incentive awards to our holding company employees have typically been modest and have varied within a fairly narrow range, given the concerns of one institution, the Compensation Committee is adopting a policy that caps the annual cash incentive awards for Messrs. Bosselmann and Watson to the equivalent of 200% of the amount of base salary. We believe that this cap will mitigate undue risk of windfall awards, while still ensuring that our executives are adequately rewarded for superior performance.

•                  No New Single-Trigger Change-in-Control Provisions: Although there was not a clear consensus from our stockholders on this issue, the Compensation Committee will commit to not entering into any new employment agreements with “single-trigger” change-in-control provisions. Although the Committee considered amending the existing agreements to remove these awards, after careful deliberation, it ultimately determined that doing so would have required significant trade-offs that were not in stockholders’ best interests.

•                  Reevaluated Peer Group: Given the significant growth of the Company over the past several years, the Compensation Committee decided to reevaluate the composition of our peer group of companies that we reference in order enable a more effective comparison of our financial performance to the peers going forward and to ensure that our total direct compensation is competitive with market practices. We have made several changes to this peer group which we believe reflect the increasing complexity of our business and the evolving market in which we compete for talent, described in further detail below.

The Compensation Committee intends to continue its ongoing dialogue with investors and the proxy advisory firms and, if appropriate, will continue to consider their feedback as the Company makes additional future changes to the Company’s executive compensation plans that are consistent with our corporate business objectives.

2017 Changes Implemented by the Compensation Committee

We also note here that the Company adopted policies and guidelines in the following areas, all effective April 13, 2016, in order to incorporate evolving “best practices” into our executive compensation program. These policies are discussed in detail in our 2017 Proxy Statement and are summarized below.

Stock Ownership Guidelines. The Board of Directors established stock ownership guidelines for the Named Executive Officers and the non-employee directors to further align their economic interests with those of our stockholders. Under these guidelines, stock ownership includes shares owned directly or held in trust by an individual. The policy does not encompass shares that an individual has the right to acquire through the exercise of stock options. The Board of Directors will require that each Named Executive Officer own a minimum number of shares of our Common Stock under the guidelines set forth in the table below. Each non-employee member of our Board of Directors shall own a minimum of 10,000 shares of our Common Stock.

In order to satisfy the ownership requirements, each individual is required to retain shares of Common Stock with a total value of at least 50% of the intrinsic value, net of taxes, of any shares that he or she acquires under a Company stock option plan until the applicable ownership requirement is achieved. Excluding sales of shares related to taxes associated with the exercising of stock options, no sales of existing stockholdings are permitted until the required stock ownership quantities are attained but, once attained, the individual may sell any shares that exceed the applicable minimum requirement. In addition, 25% of the target number of shares of Common Stock that may be issued pursuant to performance-based restricted stock units are included in the number of shares held calculation.

The Board of Directors will periodically review the stock ownership guidelines and may make adjustments. The guidelines are expected to be met within five years of the date they were established. Each non-employee director has either exceeded the stock ownership threshold or is making satisfactory progress toward achieving the threshold.

	Required Ownership	Ownership	Shares-Held	Value as of	Meets
Name	(multiple of salary)	Requirement	Calculation	May 2, 2018	Requirement
Rainer H. Bosselmann	CEO - 5X	$1,125,000	329,911	$13,658,315	Yes
William F. Griffin, Jr	CEO, Gemma - 5X	5,000,000	306,150	12,674,610	Yes
David H. Watson	CFO - 1X	200,000	4,700	194,580	In Process

Clawback Policy. The Company adopted a Clawback Policy covering performance-based incentive compensation. Under this policy, the Board of Directors may, in its sole discretion and to the extent that it determines it is in the Company’s best interest to do so, require the reimbursement of all or a portion of any performance-based incentive compensation, if:

•                  This compensation was based on the achievement of certain financial results that were subsequently the subject of, or affected by, a restatement of all or a portion of the Company’s financial statements;

•                  The executive officer engaged in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement; and

•                  The amount of performance-based incentive compensation that would have been awarded to, or the profit realized by the executive officer would have been lower, had the financial results been properly reported.

No Pledging Policy. Our Board of Directors approved as part of new stock ownership guidelines that no officer of the Company may pledge, hypothecate, create any lien or security interest on, or enter into a margin contract secured by, any shares, options to purchase shares, or any other interest in shares of our Common Stock.

Anti-Hedging Policy. Our Board of Directors also approved an anti-hedging policy which prohibits all of our directors, employees, and agents from (i) speculative trading in our securities; (ii) engaging in hedging transactions using our securities; (iii) “short selling” our securities; or (iv) trading derivative securities, such as put options, call options, swaps, or collars related to our securities.

Major Elements of Executive Compensation and Analysis of Compensation Decisions

Annually, the Compensation Committee considers each of the following elements of executive compensation, individually and in the aggregate, when making decisions regarding the ratification and/or approval of compensation amounts for each Named Executive Officer. The Compensation Committee has reviewed the structure of the Company’s executive compensation program for imprudent risks and it has discussed the findings of this risk assessment with management. The members of the Compensation Committee believe that our executive compensation program does not motivate employees to take risks that are reasonably likely to have a material adverse effect on the Company.

Annual Base Salaries. Each Named Executive Officer is paid an annual base salary which amount reflects the value of the executive’s skills to the Company, experience with the Company and prior, the record of achievement, expectations of future accomplishments and other factors considered important to the Company. Base salary levels are established in order to attract quality executives, to provide a fixed base of cash compensation, and to recognize the challenges and varied skill requirements of different positions.

Base salaries are reviewed annually and from time to time in connection with a promotion or other change in responsibilities. In making individual salary recommendation to the Compensation Committee, the Chief Executive Officer evaluates the performance of the other Named Executive Officers, reviews market compensation levels for comparable positions, and considers the particular executive’s potential attractiveness to other companies while mindful of the overall financial health and performance of the Company. The Compensation Committee reviews the salary recommendations of the CEO and, together with impressions formed based on its own observations, approves base salaries for Named Executive Officers.

The Compensation Committee sets the base salary for the CEO. In so doing, the Compensation Committee members annually review the performance of the CEO and other relevant information.

The base salary paid to each Named Executive Officer for the fiscal years ended January 31, 2018, 2017 and 2016 is set forth in the “Salary” column of the “Summary Compensation Table” presented below. No changes were made to the base salaries of the Named Executive Officers for the fiscal year ending January 31, 2018.

Annual Cash Bonuses. The Compensation Committee may award cash bonus payments to Named Executive Officers in order to recognize and to reward individual performance that has meaningfully enhanced the operations and financial results of the Company during the most recently completed fiscal year. Awards are intended to convey to executives that good performance is recognized and valued by the Compensation Committee. Furthermore, we believe that annual cash bonus awards strongly encourage executives to continuously improve their efforts in delivering annual results that are aligned with our long-term goals.

At the conclusion of each fiscal year, the CEO submits to the Compensation Committee recommended annual cash bonus award amounts for each of the other Named Executive Officers.

After reviewing the recommendations of the CEO, the Fiscal 2018 financial performance of the Company as a whole and the individual performances of Mr. Bosselmann and Mr. Watson, the Compensation Committee approved an aggregate amount of $425,000 in annual cash bonus awards for Fiscal 2018 as identified above under the caption Compensation Decisions.  These annual cash incentive awards were paid to executives in February 2018. The annual incentive awards earned by each Named Executive Officer for the fiscal years ended January 31, 2018, 2017 and 2016 are set forth in the “Bonus” column of the “Summary Compensation Table” presented below. Going forward, as part of our changes for Fiscal 2019, the annual cash bonus amounts for Messrs. Bosselmann and Watson will be subject to a cap equal to 200% of the corresponding base salary amounts.

For Fiscal 2018, Mr. Griffin received non-equity incentive plan compensation pursuant to his 2016 Executive Compensation Plan, in lieu of annual cash bonuses which he received for the fiscal year ended January 31, 2016, and earlier. The Compensation Committee reviewed and certified the calculations for Mr. Griffin’s plan resulting in the payment of $4,000,000 in non-equity incentive plan compensation in April 2018, and set forth in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table presented below.

Long-Term Equity-Based Compensation. For Fiscal 2018, Named Executive Officers were eligible to receive grants of long-term equity-based compensation awards under the Stock Plan. Historically, the awards to Named Executive Officers have consisted of time-vesting stock options which the Compensation Committee believes respond to the executive compensation program’s objectives of:

•                  Linking incentive compensation to the Company’s long-term performance;

•                  Creating long-term stockholder value;

•                  Aligning the financial interests of the Named Executive Officers with the financial interests of stockholders; and

•                  Rewarding actions that enhance long-term stockholder returns.

However, as discussed in the above, the Compensation Committee combined performance-based restricted stock units with non-qualified stock options for the long-term equity-based compensation awards made to Mr. Bosselmann and Mr. Watson in April 2018.  The release of the stock restrictions depends on the price performance of our Common Stock measured against the price performances of a peer group of common stocks over a three-year period. In addition, the vesting period associated with non-qualified stock options awarded to each executive is three years, consistent with the elongated vesting period policy for stock options that was adopted by the Compensation Committee in January 2018.

In making each award determination, the Compensation Committee considered key business priorities, Peer Group trends, potential stockholder dilution and the general economic environment. Stock options are typically used as incentives to align the priorities of Named Executive Officers with those of our stockholders because stock options provide value to holders only if our stock price increases from the date of grant to the date of exercise. In addition, except with respect to certain terminations following a change of control of the Company, the continued employment of a stock option holder is required for the vesting of each stock option to occur. Thus, the potential realization of the value of outstanding but unvested stock options meaningfully encourages executives to remain with the Company, as leaving the Company results in the forfeiture of the value associated with any unvested stock option awards.

Based on the results of its deliberations, the Compensation Committee granted stock option awards to Mr. Bosselmann and Mr. Watson on April 13, 2018 having grant date fair values of approximately $349,600 and $279,700, respectively, based on the Black-Scholes valuation model and an option exercise price equal to the closing price of the underlying Common Stock on the date of grant ($37.60 per share). In addition, performance-based restricted stock units were awarded to Mr. Bosselmann and Mr. Watson on April 13, 2018 with estimated fair value amounts of approximately $333,000 and $266,000, respectively. No stock options or performance-based restricted stock units were granted to Mr. Griffin during or after Fiscal 2018 related to his service as a Named Executive Officer.  Information regarding stock options awarded to Named Executive Officers during Fiscal 2018 is shown in the “Grant of Plan-Based Awards Table” of this Proxy Statement that is presented below. The fair value amounts of stock options awarded to Named Executive Officers during the fiscal years ended January 31, 2018, 2017 and 2016 are set forth in the “Summary Compensation Table” which is also presented below.

Severance and Change in Control Benefits

In the event of a change in control, Messrs. Bosselmann and Griffin are entitled to receive benefits under individual arrangements negotiated with the Company some time ago. Also, in the event of employment termination, Messrs. Bosselmann, Griffin and Watson may be paid severance benefits in certain circumstances pursuant to each executive’s individual agreement negotiated with the Company. The estimated severance benefits, that would be payable to each executive under the respective arrangements upon the occurrence of certain events, are set forth in the chart that is included in the section “Potential Payments upon Termination” below. Providing severance and change in control benefits assists the Company in attracting and retaining executive talent. Additional details regarding the severance and change in control provisions of the employment agreement for each current Named Executive Officer are also provided below in the “Summary of Employment Arrangements” section of this Proxy Statement.

The members of the Compensation Committee believe that the existence of the change in control benefits, or single-trigger severance benefits, included in the employment agreements for Messrs. Bosselmann and Griffin should be considered in light of the stockholder value created by this management team and the Company’s desire to retain these talented individuals. Mr. Bosselmann, both the Chairman of our Board and our CEO, has served in these capacities since 2003 leading the Company through periods of acquisition integration, economic downturns and significant growth. Mr. Griffin, the chief executive officer of Gemma, has led the management team of Gemma since it was acquired by the Company in December 2006.  Moreover, most of Mr. Griffin’s potential future compensation is performance based, and there is no guarantee that he would continue to receive such compensation beyond the term of his agreement. For this reason, it would not be unlikely for him to experience a significant decrease in compensation if there were to be a change in control.

To keep the change in control provision in perspective, it is important to note that the Company’s market capitalization was approximately $30,000,000 prior to the Company’s acquisition of Gemma in December 2006.  Based upon the closing market price of our Common Stock at January 31, 2018, the Company’s market capitalization was approximately $678,000,000, or approximately 22 times higher than that at the time of the acquisition. This increase does not reflect an aggregate of $77,000,000 in dividends paid to the Company’s stockholders over the past seven years. The principal reason for this market capitalization expansion and the funding source for the cash dividends that have benefitted the stockholders relates to the allocation of capital to, and the performance of, Gemma. This stockholder value creation significantly exceeds the potential additional amounts of $489,384 and $1,147,459 that might be due to Mr. Bosselmann and Mr. Griffin, respectively, upon a change in control. We believe that it is unlikely that these amounts would represent meaningful impediments to the legitimate interest of a potential acquirer of the Company.

Our discussions with several of our largest stockholders revealed their belief that the amount of severance payments that would be due upon a change in control would be considered de minimis, and that did not justify concessions that might be required in order to induce Mr. Griffin to agree to remove his single-trigger provision. Nonetheless, in response to concerns raised by stockholders and others and as discussed previously, the Company intends to refrain from including single-trigger change in control severance benefits in contracts with other executive officers, now and in the future.

The Stock Plan describes the effect on outstanding stock options of the termination of an option holder’s employment with the Company under various circumstances, including the provision that all outstanding stock options shall become fully exercisable upon a change in control of the Company, as defined in the Stock Plan document.

Finally, in connection with his retirement in November 2017, Mr. Martin entered into a separation agreement with Gemma pursuant to which he is entitled to receive three payments over a three-year period that will total $630,000 in the aggregate. This arrangement is described in the “Summary of Employment Agreements” section below.

Other Benefits

We maintain three tax qualified defined contribution retirement plans (the “401(k) Plans”) that cover substantially all salaried and hourly employees. Each of the Named Executive Officers participates in a 401(k) Plan. Each employee is entitled to participate in only one of the 401(k) Plans. We do not maintain any defined benefit pension plan or non-tax qualified supplemental retirement plan. Group benefits for active employees such as medical, dental, vision, life insurance and disability coverages are available to substantially all salaried and hourly employees, including Named Executive Officers, through our flexible benefits plan.

Tax Deductibility of Compensation

For tax years beginning before December 31, 2017, Section 162(m) of the IRC precluded a public corporation from taking an income tax deduction in any one year for compensation in excess of $1,000,000 for certain of its executive officers (excluding the chief financial officer) employed on the last day of the fiscal year, unless certain specific performance goals are satisfied. We expect that the amount of incentive compensation earned by Mr. Griffin for Fiscal 2018, as determined based on the terms of his 2016 Executive Performance Plan, $4,000,000, will be deductible under Section 162(m) for Fiscal 2018. There were no other performance plans in place for Fiscal 2018 for the other Named Executive Officers.  The compensation amounts for the other Named Executive Officers unrelated to the exercise of non-qualified stock options generally do not exceed the $1,000,000 compensation excess threshold.

The Act establishes additional limitation on the deduction for certain executive compensation as it relates to Section 162(m). For tax years beginning after December 31, 2017, the exception for performance based compensation is eliminated and covered employees (those subject to the limitation) now include the chief financial officer. Further, once an employee qualifies as a covered employee, the limitation applies to that person as long as the company pays that person compensation (even if retired or severed). As such, beginning with Fiscal 2019, we do not expect to be able to deduct the incentive portion of Mr. Griffin’s annual compensation, if earned. At this time, we do not believe the expanded definition of covered employees will result in loss of tax deductions.

Summary of Our Executive Compensation Principles and Objectives

Our executive compensation program is designed to reward executive officers who contribute to our consistent favorable performance and our successful attainment of strategic goals and operating plans with total direct compensation that is comparable to those companies with which we compete for executive talent. The executive compensation program is intended to maintain a strong link between compensation and performance and is intended to achieve the following objectives:

•                  First and foremost, attract, retain and motivate highly-performing executives who drive our businesses and financial performance;

•                  Support our Company’s business strategies and the achievement of the Company’s short-term and long-term goals by encouraging profitable growth and increased stockholder value;

•                  Align the interests of the Named Executive Officers with the long-term interests of our stockholders;

•                  Promote Common Stock ownership of the Company; and

•                  Discourage excessive risk-taking.

Overall levels of executive compensation are established based on an assessment of our performance as a whole. Individual executive compensation is determined based on an assessment of the experience and performance of each Named Executive Officer, as well as the compensation levels of comparable positions in the Peer Group and general market practices. Variation in compensation among the Named Executive Officers reflects the different roles, responsibilities, and performance of the Named Executive Officers, as compared to comparable positions in the Peer Group with which we compete for talent. As noted before, the Holding Company Named Executive Officers perform substantially different functions from the operating subsidiary Named Executive Officers, and are thus compensated with relatively lower base salaries and generally receive a greater mix of stock options.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 31, 2018.

The foregoing report has been furnished on behalf of the Board of Directors by the undersigned members of the Compensation Committee.

Compensation Committee

James W. Quinn, Chairman
Peter W. Getsinger
William F. Leimkuhler

Summary Compensation Table

The following table sets forth the total amount of compensation paid to or earned by the “Named Executive Officers” for services in all capacities for the fiscal years ended January 31, 2018, 2017 and 2016.

For the year ended January 31, 2018, we are reporting compensation for the four executive officers identified below, including the Company’s CEO and CFO, the CEO of Gemma and the President of Gemma during the year or a portion of the year.

Name and Principal Position	Fiscal Year Ended January 31,	Salary Earned	Bonus Earned	Stock Option Awards (1)	Non-equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total Compensation

Rainer H. Bosselmann	2018	$225,000	$225,000	$818,500	$—	$2,400	$1,270,900
Chief Executive Officer	2017	225,000	225,000	450,500	—	1,200	901,700
	2016	225,000	175,000	445,000	—	1,200	846,200

David H. Watson (4)	2018	$200,000	$200,000	$654,800	$—	$3,600	$1,058,400
Senior Vice President,	2017	200,000	200,000	428,200	—	1,800	830,000
Chief Financial Officer,	2016	58,333	—	—	—	—	58,333
Treasurer and Corporate
Secretary

William F. Griffin, Jr. (5)	2018	$1,000,000	$—	$—	$4,000,000	$39,600	$5,039,600
Chief Executive Officer	2017	1,000,000	—	—	4,000,000	35,600	5,035,600
and President, Gemma	2016	600,000	3,000,000	—	—	33,600	3,633,600

Daniel L. Martin (5)	2018	$261,793	$—	$—	$—	$288,600	$550,393
President, Gemma	2017	310,000	615,000	—	—	35,600	960,600
	2016	295,000	525,000	—	—	33,600	853,600

(1)         Amounts represent the aggregate award-date fair value computed in accordance with GAAP and reflect the assumptions discussed in Note 13 — Stock-Based Compensation to our consolidated financial statements that are included in Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2018.

(2)         Amounts represent cash earnings under the 2016 Executive Performance Plan for William F. Griffin, Jr.

(3)         Amounts represent matching and profit sharing contributions made pursuant to the Company’s 401(k) plans, and car allowance payments made to Messrs. Griffin and Martin.  Includes payment of $252,000 related to Mr. Martin’s separation agreement, which is described further below in the section under “Summary of Separation Agreement.”

(4)         Mr. Watson joined the Company on October 15, 2015.

(5)         On November 17, 2017, Mr. Martin retired from Gemma.  Mr. Griffin was appointed President at that time.

Executive Officers Who Are Not Directors

Mr. Watson, age 42, was appointed our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, effective October 15, 2015.  Mr. Watson is a certified public accountant and has held senior financial positions with public and private companies for over 15 years.  Mr. Watson was the chief financial officer of Gladstone Investment Corporation from 2010 until 2015 and also served as its treasurer from 2012 until 2015.  In addition, Mr. Watson was the chief financial officer of Gladstone Capital Corporation from 2011 until 2013 and served as its treasurer from 2012 until 2015. Gladstone Investment Corporation and Gladstone Capital Corporation are closed-end, non-diversified management investment companies. Prior to his employment with the Gladstone companies, Mr. Watson served as the director of portfolio accounting of MCG Capital Corporation from 2007 until 2010.  Mr. Watson holds a BS degree from Washington & Lee University and an MBA degree from the University of Maryland.

Summary of Employment Agreements

Rainer H. Bosselmann. On January 3, 2005, the Company entered into an employment agreement with Rainer H. Bosselmann as its Chief Executive Officer. Pursuant to the agreement, the Company agreed to employ Mr. Bosselmann for an initial term of one year, which term automatically renews for successive one-year periods unless the Company or Mr. Bosselmann provides at least 90 days’ prior written notice of its or his election not to renew. Currently, the employment term anniversary date is January 3. The agreement provides for an annual base salary during the employment period, subject to increase (but not reduction) from time to time in such amounts as the Company, in its reasonable discretion, deems to be appropriate. For the year ended January 31, 2018, the annual base salary for Mr. Bosselmann was $225,000.

The agreement also provides for an annual bonus with the payment and amount determined at the discretion of the Board of Directors of the Company, subject to the satisfaction of any reasonable performance criteria established for Mr. Bosselmann with respect to such year. The agreement further provides that he participate in any stock option, incentive and similar plans established by the Company and shall be granted stock options and other benefits similar to options and benefits granted to other executives, subject in all cases to the satisfaction by Mr. Bosselmann of the terms and conditions of such plans and to the reasonable exercise by the Board of any discretion granted to it or them thereunder. The Board of Directors awarded cash bonuses to Mr. Bosselmann in February 2018, April 2017 and March 2016 relating to the fiscal years ended January 31, 2018, 2017 and 2016, in the amounts of $225,000, $225,000 and $175,000, respectively.

Subsequent to each fiscal year end, options to purchase shares of Common Stock are typically awarded to our CEO by the Board of Directors. Beginning in January 2018, the option vesting period was changed from a one-year vesting period to a three-year vesting period with one-third of the options becoming exercisable on each anniversary date of the award. Pursuant to the terms of the Stock Plan, non-qualified stock options were awarded to Mr. Bosselmann by the Board of Directors in April 2018 covering 40,000 shares of our Common Stock with a per share exercise price of $37.60. Consistent with the new vesting policy, this award will become exercisable in equal installments covering approximately 13,333 shares of Common Stock each in April 2019, April 2020 and April 2021, respectively, and will expire on the ten-year anniversary of the award date.

Additionally, subsequent to Fiscal 2018 and pursuant to the Stock Plan, the Board of Directors awarded performance-based restricted stock units to Mr. Bosselmann, as discussed above in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement. As discussed there, the restrictions related to the applicable number of shares of Common Stock will lapse at the end of a three-year period based on the rank of the total return performance of our Common Stock versus the total return performance of the common stock of an identified peer group of twelve other companies. Pursuant to this arrangement and depending on the stock performances, the maximum number of shares of Common Stock that Mr. Bosselmann may earn is 20,000 shares.

Under his employment agreement, in the event that Mr. Bosselmann’s employment is terminated for any of the reasons specified below or there occurs a “change in control,” Mr. Bosselmann will receive a single lump sum payment in an amount equal to 24 months of his base salary within thirty (30) days after his termination of employment or change in control, as the case may be, without reduction or offset for any other monies which he may thereafter earn or be paid.

The reasons which would cause payment to be made to Mr. Bosselmann upon termination include:

(i)                termination due to a material diminution of Mr. Bosselmann’s duties, authority or responsibility, or a material impairment by action of the Company of his ability to perform his duties and responsibilities, regardless of whether such diminution is accompanied by a change in Mr. Bosselmann’s title with the Company;

(ii)             termination due to a material breach by the Company of any provision of the employment agreement, which breach continues for a period of 30 days after written notice of such breach is given by Mr. Bosselmann to the Company; and

(iii)          termination by the Company at any time without cause, including notice of non-renewal of the employment agreement.

Mr. Bosselmann shall also be entitled, for a period of 24 months from the termination of his employment or a change in control, as the case may be, to the continuation of all benefits, excluding sick and vacation time, subject to any applicable employee co-payments. If his employment is terminated by the Company “for cause,” if termination of employment occurs due to his death or disability, or if employment is terminated voluntarily by Mr. Bosselmann for any reason other than as set forth in the preceding paragraph, the Company will not be obligated to make any payments to him by reason of his cessation of employment other than such amounts, if any, of his base salary that have accrued and remain unpaid and such other amounts which may then otherwise be payable to him from the Company’s benefit plans or reimbursement policies, if any.

David H. Watson. On October 13, 2015, the Company entered into an employment agreement with Mr. Watson as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Pursuant to the employment agreement, we agreed to employ Mr. Watson for an initial term of one and one-half years, commencing on October 15, 2015 and continuing until April 30, 2017. Mr. Watson’s employment automatically renewed for one year and it will renew for successive one-year terms unless the Company or Mr. Watson provides 60 days’ written notice of its or his election not to renew. The agreement provides for an annual base salary of $200,000.

The agreement also provides for an annual bonus payment at the sole discretion of our Board of Directors, subject to the satisfaction of reasonable performance criteria as shall be established for such year. During the term of the agreement, Mr. Watson shall be eligible to participate in any stock option, incentive and similar plans established by the Company from time to time. The Board awarded cash bonuses to Mr. Watson in February 2018 and April 2017 relating to the fiscal years ended January 31, 2018 and 2017, with both bonuses in the amount of $200,000.

Subsequent to each fiscal year end, options to purchase shares of Common Stock are also typically awarded to our CFO by the Board of Directors. Accordingly, non-qualified stock options were awarded to Mr. Watson by the Board in April 2018 covering 32,000 shares of our Common Stock, with a per share exercise price of $37.60. Consistent with the new policy applicable to stock options awarded to the CEO, these stock options will vest over a three-year period with one-third of the options becoming exercisable on each anniversary date of the award. These options will expire on the ten-year anniversary of the award date.

Also, the Board of Directors awarded restricted stock units to Mr. Watson in April 2018 with the same performance basis as the one applicable to Mr. Bosselmann’s restricted stock award discussed above. Pursuant to this arrangement and depending on the stock performances of the Company and the peer group of companies over the three-year period, the maximum number of shares of Common Stock that Mr. Watson may earn is 16,000 shares.

In the event that Mr. Watson’s employment is terminated by the Company at its convenience or by him for good reason (as defined in his agreement), then he shall be entitled to (i) continue to receive his salary for the duration of six months, and (ii) continue to participate in our benefit plans and programs (other than the Company’s 401(k) plan and any other qualified retirement plan(s)) for a period of six months or, in the case of the Company’s health plan(s), until Mr. Watson becomes eligible for health insurance from another source other than Medicare.

William F. Griffin, Jr. On April 13, 2016, the Company entered into an Amended and Restated Employment Agreement with Mr. Griffin. Pursuant to the employment agreement, the initial term of Mr. Griffin’s employment commenced on February 1, 2016 and continued until March 17, 2018 when it automatically renewed for a one-year term. Mr. Griffin’s employment will continue to renew automatically for successive one (1) year periods, subject to earlier termination as provided in the employment agreement, unless the Company or Mr. Griffin delivers written notice to the other, at least three (3) months prior to the expiration date of any renewal term, of its or his election not to renew the term of employment.

For each of the Company’s fiscal years occurring within, or partially within, the employment term (including any renewal period), the Company shall pay to Mr. Griffin his base compensation at the annual rate of $1,000,000 with any base compensation prorated for any partial fiscal year within the term. Also, for each fiscal year of the Company occurring within, or partially within, the term of Mr. Griffin’s employment, Mr. Griffin shall be entitled to additional compensation payable solely on account of the attainment of one or more of the performance goals that are fully described in the employment agreement and that are summarized below, with any performance-based compensation prorated for any partial fiscal year within the term:

1)             in the event that the adjusted EBITDA (as defined in the employment agreement) of Gemma for any fiscal year equals or exceeds $40,000,000, Mr. Griffin shall be entitled to a bonus equal to the sum of (i) $1,000,000, and (ii) 6.67% of the amount by which adjusted EBITDA of Gemma exceeds $40,000,000. In the event that the adjusted EBITDA of Gemma for any fiscal year is less than $40,000,000, Mr. Griffin shall be not be entitled to any performance-based compensation based thereon;

2)             in the event that the OSHA Recordable Incident Rate of Gemma for any calendar year during the employment term is less than the national average, Mr. Griffin shall be entitled to receive a performance-based compensation payment of either $125,000 or $250,000; and

3)             in the event that success fees, related to the development of power plants and received by Gemma during any fiscal year, equal or exceed $100,000, Mr. Griffin shall be entitled to performance-based compensation based thereon equal to $5,000 for each full $100,000 of success fees so received.

Notwithstanding anything to the contrary contained in the foregoing provisions, the total amount of performance-based compensation for any fiscal year earned as a result of the attainment of one or more of the performance goals shall not exceed a total amount of $4,000,000.

Under the employment agreement, in the event that Mr. Griffin’s employment is terminated by us at our convenience or by Mr. Griffin for good reason, he will be entitled to receive severance benefits as follows: (i) Mr. Griffin will continue to receive his salary for the duration of the then-current term; (ii) a pro rata share of any performance-based compensation (calculated based upon the elapsed portion of our fiscal year in which the employment termination occurs); and (iii) continued participation in our health and benefit plans and programs for the duration of the then-current term or, in the case of our health plan(s), until he becomes eligible for health insurance from another source other than Medicare.

In the event of a change in control as defined in the employment agreement, the Companies shall pay to Mr. Griffin, in a single lump sum payment, an amount equal to 24 times the base compensation paid to Mr. Griffin for the 30-day period ending on the date of the change in control, such payment to be made within 30 days of the change in control. Mr. Griffin is subject to certain confidentiality provisions under the employment agreement and, during the term of his employment and for two years thereafter, he is subject to certain non-competition and non-solicitation covenants as more fully described in the employment agreement.

Summary of Separation Agreement

In connection with his retirement, Mr. Martin and Gemma entered into a Separation Agreement (the “Separation”) on November 7, 2017. Pursuant to the Separation, Mr. Martin will receive three payments, in January 2018, 2019, and 2020, respectively, that will total to $630,000 in the aggregate, or two-times his base salary at the time of his retirement.  The protection of confidential information and trade secrets as well as a two-year non-competition period are obligations of Mr. Martin under the Separation.

Code of Ethics

We have established a Code of Ethics for Senior Officers that applies to our CEO and our CFO. The Code of Ethics embodies our commitment to the highest standards of ethical and professional conduct and imposes a higher standard of honesty and integrity than the Company’s Code of Conduct that applies to, and is acknowledged in writing by, all of our employees. The Board of Directors, or the Audit Committee, shall determine, or designate appropriate persons to determine, remedial actions to be taken in the event of a violation of the Code of Ethics and has full and discretionary authority to approve any amendment to or waiver from this Code of Ethics for senior officers. Any such amendment or waiver will be promptly disclosed as required by applicable law or regulation.

Potential Payments upon Termination

The terms of the employment agreements with Mr. Bosselmann, Mr. Watson and Mr. Griffin provide that we pay certain severance benefits in the event that such Named Executive Officer is terminated by us other than for “cause” as that term is defined in each applicable agreement. Mr. Bosselmann and Mr. Griffin are also entitled to receive the severance benefits described herein upon a “change-in-control” as that term is defined in each applicable agreement.

The following table presents amounts payable to our current Named Executive Officers under the scenarios that the executives are terminated without cause, and reflects the assumptions that the terminating events occurred on January 31, 2018. The section entitled Summary of Employment Arrangements above includes descriptions of the payments which shall be made to Mr. Bosselmann and Mr. Griffin upon a change in control.

			Cash Bonus/
Executive Officer	Base Salary		Incentive Plan Payments		Health Care Benefits/Other		Total

Rainer H. Bosselmann	$450,000	(1)	$225,000	(2)	$39,384	(1)	$714,384
David H. Watson	100,000	(3)	200,000	(2)	9,719	(3)	309,719
William F. Griffin, Jr.	1,125,000	(4)	4,000,000	(5)	22,459	(4)	5,147,459

(1)         Amounts represent the lump sum payment of an amount equal to 24 months of base salary and the continuation of benefits payments for twenty-four months.

(2)         Amount represents the cash bonus amount earned for Fiscal 2018 but not paid as of January 31, 2018.

(3)         Amounts represent the continuation of salary and benefits payments for six months.

(4)         Amounts represent the continuation of salary and benefits through the end of the extended term of the employment agreement (March 17, 2019).

(5)         Amount represents the non-equity incentive compensation earned for Fiscal 2018.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to plan-based awards made to the Named Executive Officers (identified in the “Summary Compensation Table” above and while serving in such capacity) during Fiscal 2018. In all cases, the grants presented in the table below represent non-qualified stock options awarded under our 2011 Stock Plan, and they represent the only plan-based awards involving our Common Stock made to these officers during the year. No stock awards were made by us to any of the Named Executive Officers.

		Number of Shares of		Grant Date
	Grant	Common Stock	Exercise	Fair Value of
Name	Date (1)	Underlying the Award	Price/Share	Stock Option Awards (2)

Rainer H. Bosselmann	4/6/2017	50,000	$64.25	$818,500
David H. Watson	4/6/2017	40,000	64.25	654,800

(1)         The grant date represents the date on which the Board of Directors approved the stock option award. These options to purchase shares of our Common Stock become exercisable on the one-year anniversary of the grant date.

(2)         Each amount represents the fair value of the corresponding stock options on the date of grant computed in accordance with GAAP reflecting the assumptions discussed in Note 13 — Stock-Based Compensation of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2018.

Stock Option Exercises Table

The following table presents certain information relating to the exercise of options to purchase shares of our Common Stock by Named Executive Officers during the year ended January 31, 2018.

	Number of Shares
	of Common Stock	Value Realized
Name	Acquired	upon Exercise (1)

David H. Watson	10,000	$314,200

(1)         Amount represents the aggregate fair market value of the Common Stock on the date of exercise less the purchase price paid by the executive officer.

Outstanding Equity Awards Table

The following table sets forth certain information concerning exercisable and unexercisable options to purchase shares of Common Stock that were held by our Named Executive Officers as of January 31, 2018.

	Number of Securities Underlying
	Unexercised Stock Options		Exercise	Expiration
Name	Exercisable	Unexercisable	Price/Share	Date

Rainer H. Bosselmann	25,000	—	$16.37	3/7/2023
	50,000	—	32.68	4/16/2025
	50,000	—	33.85	4/13/2026
	—	50,000	64.25	4/6/2027

David H. Watson	30,000	—	41.68	6/23/2026
	—	40,000	64.25	4/6/2027

William F. Griffin, Jr.	10,000	—	18.87	12/18/2022

None of the stock options presented in the table above have been repriced or otherwise materially modified. The 2011 Stock Plan does not permit repricing nor does it allow the cancellation of existing options in connection with the award of a new option.

Pay Ratio Disclosure

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Item 402(a) of Regulation S-K promulgated by the SEC thereunder requires us to disclose the median of the total compensation of all employees, excluding the chief executive officer, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the chief executive officer.

The annual total compensation of the employee with the median amount of such compensation, among all of our employees who were employed as of December 31, 2017 (other than our CEO), was $90,018 for the period defined below. The annual total compensation for Rainer Bosselmann, our CEO, for Fiscal 2018 was $1,270,900 as presented in the “Summary Compensation Table” above. The ratio of the annual total compensation of our CEO to the annual total compensation of the employee with the median amount of such compensation was 14 to 1.

The SEC’s rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the data included in our payroll and employment records and the methodology described herein. In order to identify the employee with the median amount of annual total compensation and as our consistently applied compensation measure, we identified the actual amount of fixed cash compensation paid to each employee from January 1, 2017 through December 31, 2017. We defined fixed cash compensation as any regular payment(s) (such as base salary), overtime pay and annual fixed allowance(s) that were guaranteed to the employee irrespective of performance. For each employee who was hired during the defined period and did not work for the entire twelve-month period (and was not designated as a temporary employee in our payroll records or was employed for 30 days or less), we estimated his/her twelve-month fixed cash compensation amount based on (i) the amount actually paid for the portion of the period that the individual was employed or (ii) the planned salary amount for each employee who was on a leave of absence. The employee population used to identify the employee with the median amount of annual total compensation was comprised of approximately 3,183 individuals.

Family Relationships

There are no family relationships among the Company’s directors, director nominees or executive officers.

Involvement in Certain Legal Proceedings

None of the Company’s directors, director nominees or executive officers have been involved in a legal proceeding, as defined in Item 401(f) of the SEC’s Regulation S-K, during the past ten years or as contemplated by Instruction 4 to Item 103 of Regulation S-K.

Certain Relationships and Related Transactions and Director Independence

Since the beginning of Fiscal 2017, there have been no transactions or series of similar transactions to which the Company was a party or will be a party, in which:

•            the amounts involved exceeded or will exceed $120,000; and

•            any of the Company’s directors, director nominees, executive officers or holders of more than 5% of the Company’s capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

The Audit Committee of the Company is responsible for the review, approval or ratification of material related party transactions, if any.

COMPLIANCE UNDER SECTION 16(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act and related regulations require that the Company’s directors, certain officers, and any persons holding more than 10% of our Common Stock (“Reporting Persons”) to report their initial ownership of our Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates have been established, and we are required to disclose any failure to file by these dates during the fiscal year ended January 31, 2018 in this Proxy Statement.

In making this disclosure, we have relied solely on our review of copies of Section 16(a) reports filed with the SEC and representations received by us from Reporting Persons, without any independent investigations.

Except for the following, we believe that each of the Reporting Persons timely filed Forms 3, 4 and 5 with the SEC during the fiscal year ended January 31, 2018. Mr. Jeffrey filed a Form 4 one day beyond its due date.

STOCKHOLDER NOMINATIONS AND PROPOSALS; DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL STOCKHOLDERS MEETING

Our Certificate of Incorporation provides that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely for the 2019 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of the Company by January 12, 2019.  A stockholder’s notice to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, the information required by Article Thirteen and Fourteen of our Certificate of Incorporation.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may communicate with the Board of Directors, or any of our individual Directors, about their concerns, questions or other matters by sending their communications to the Board of Directors, or to any individual Director, at the following mailing address in an envelope clearly marked “Shareholder Communication”:

Board of Directors

c/o Corporate Secretary

Argan, Inc.

One Church Street, Suite 201

Rockville, Maryland 20850

Our Corporate Secretary will forward such correspondence unopened to the Chairman of the Nominating/Corporate Governance Committee or, in the case of communications sent to an individual Director, to such Director.

Alternatively, you may send an electronic message to the Chairman, Nominating/Corporate Governance Committee at the following e-mail address, governance@arganinc.com.

OTHER BUSINESS

We know of no other matters to be submitted to the Annual Meeting.  If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

APPENDIX

ARGAN, INC.

2011 STOCK PLAN

Revised as of April 10, 2018

I.  ESTABLISHMENT OF PLAN; DEFINITIONS

1.                                      Purpose.  The purpose of the Argan, Inc. 2011 Stock Plan is to provide an incentive to employees and directors of Argan, Inc. (the “Company”) who are in a position to contribute materially to the long-term success of the Company, to increase their interest in the Company’s welfare, and to aid in attracting and retaining employees, and directors of outstanding ability.

2.                                      Definitions.  Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

(a)                                 “Beneficial Owner” means an individual or entity that is treated as a beneficial owner pursuant to Rule 13d-3 under the Securities Exchange Act or any subsequent rule issued thereunder.

(b)                                 “Board” shall mean the Board of Directors of the Company.

(c)                                  “Change in Control” shall mean the occurrence of any of the following events:

(i)                                     Any person (other than the Company, any trustee or other fiduciary holding securities under any employee stock ownership plan or other employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) acquires securities of the Company and immediately thereafter is the Beneficial Owner (except that a person shall be deemed to be the Beneficial Owner of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii)                                  The consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iii)                               The date of the consummation of a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition).

(d)                                 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

(e)                                  “Committee” means a committee of not less than two members of the Board appointed by the Board to administer the Plan,  provided  that the members of such Committee must be Directors who are disinterested as defined in Rule 16b-3(b) promulgated under the Securities Exchange Act of 1934, as amended.

(f)                                   “Company” shall mean Argan, Inc., a Delaware corporation.

(g)                                  “Directors” shall mean those members of the Board of Directors of the Company who are not Employees.

(h)                                 “Disability” shall mean a medically determinable physical or mental condition which causes an Employee or Director to be unable to engage in any substantial gainful activity and which can be expected to result in death or to be of long-continued and indefinite duration.

(i)                                     “Employee” shall mean any common law employee, including officers, of the Company as determined under the Code and the Treasury Regulations thereunder.

(j)                                    “Fair Market Value” shall mean the fair market value of the Stock as determined in good faith by the Board on the basis of a review of the facts and circumstances at the time and in a manner consistent with prior practices and, to the extent applicable the regulations applicable under Section 409A of the Code.  However, if the Stock is listed on a national securities exchange or the NASDAQ National Market, “Fair Market Value” shall mean the mean between the highest and lowest sales prices for the Stock on such date, or, if no such prices are reported for such day, then on the next preceding day on which there were reported prices.

(k)                                 “Grantee” shall mean an Employee or Director granted a Stock Option or Stock Award under this Plan.

(l)                                     “Incentive Stock Option” shall mean an option granted pursuant to the Incentive Stock Option provisions as set forth in Part II of this Plan.

(m)                             “Non-Qualified Stock Option” shall mean an option granted pursuant to the Non-Qualified Stock Option provisions as set forth in Part III of this Plan.

(n)                                 “Plan” shall mean the Argan, Inc. 2011 Stock Plan as set forth herein and as amended from time to time.

(o)                                 “Restricted Stock” shall mean Stock which is issued pursuant to the Restricted Stock provisions as set forth in Part IV of this Plan.

(p)                                 “Stock” shall mean authorized but unissued shares of the Common Stock of the Company or reacquired shares of the Company’s Common Stock.

(q)                                 “Stock Award” shall mean an award of Restricted or Unrestricted Stock granted pursuant to this Plan.

(r)                                    “Stock Option” shall mean an option granted pursuant to the Plan to purchase shares of Stock.

(s)                                   “Ten Percent Shareholder” shall mean an Employee who at the time a Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all stock of the Company or of its parent or subsidiary Company.

(t)                                    “Unrestricted Stock” shall mean Stock which is issued pursuant to the Unrestricted Stock provisions as set forth in Part IV of this Plan.

3.                                      Shares of Stock Subject to the Plan.  Subject to the provisions of Paragraph 2 of Part V of the Plan, the Stock which may be issued or transferred pursuant to Stock Options and Stock Awards granted under the Plan and the Stock which is subject to outstanding but unexercised Stock Options under the Plan shall not exceed 2,750,000 shares in the aggregate.  If a Stock Option shall expire and terminate for any reason, in whole or in part, without being exercised or, if Stock Awards are forfeited because the restrictions with respect to such Stock Awards shall not have been met or have lapsed, the number of shares of Stock which are no longer outstanding as Stock Awards or subject to Stock Options may again become available for the grant of Stock Awards or Stock Options.  There shall be no terms and conditions in a Stock Award or Stock Option which provide that the exercise of an Incentive Stock Option reduces the number of shares of Stock for which an outstanding Non-Qualified Stock Option may be exercised; and there shall be no terms and conditions in a Stock Award or Stock Option which provide that the exercise of a Non-Qualified Stock Option reduces the number of shares of Stock for which an outstanding Incentive Stock Option may be exercised.

4.                                      Administration of the Plan.  The Plan shall be administered by the Committee.  Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the terms and provisions of Stock Option and Stock Award agreements, and to make all other determinations necessary or advisable for the administration of the Plan.  Any controversy or claim arising out of or related to this Plan shall be determined unilaterally by and at the sole discretion of the Committee.

5.                                      Amendment or Termination.  The Board may, at any time, alter, amend, suspend, discontinue, or terminate this Plan; provided, however, that such action shall not adversely affect the right of Grantees to Stock Awards or Stock Options previously granted and no amendment, without the approval of the stockholders of the Company, shall increase the maximum number of shares which may be awarded under the Plan in the aggregate, or change the class of Employees eligible to receive options under the Plan.

6.                                      Effective Date and Duration of the Plan.  This Plan shall become effective on July 19, 2011.  This Plan shall terminate at the close of business on July 19, 2021 and no Stock Award or Stock Option may be issued or granted under the Plan thereafter, but such termination shall not affect any Stock Award or Stock Option theretofore issued or granted.

II.  INCENTIVE STOCK OPTION PROVISIONS

1.                                      Granting of Incentive Stock Options.

(a)                                 Only Employees of the Company shall be eligible to receive Incentive Stock Options under the Plan.  Directors of the Company who are not also Employees shall not be eligible to receive Incentive Stock Options.

(b)                                 The purchase price of each share of Stock subject to an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted; provided, however, that the purchase price of each share of Stock subject to an Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted.

(c)                                  No Incentive Stock Option shall be exercisable more than ten years from the date the Incentive Stock Option was granted; provided, however, that an Incentive Stock Option granted to a Ten Percent Shareholder shall not be exercisable more than five years from the date the Incentive Stock Option was granted. Repricing or otherwise modifying of previously granted Stock Options are prohibited. Cancellation of previously issued Stock Options to purchase shares of Common Stock in connection with the award of a new option is prohibited.

(d)                                 The Committee shall determine and designate from time to time those Employees who are to be granted Incentive Stock Options and specify the number of shares subject to each Incentive Stock Option.

(e)                                  The Committee, in its sole discretion, shall determine whether any particular Incentive Stock Option shall become exercisable in one or more installments, specify the installment dates, and, within the limitations herein provided, determine the total period during which the Incentive Stock Option is exercisable.  Further, the Committee may make such other provisions as may appear generally acceptable or desirable to the Committee or necessary to qualify its grants under the provisions of Section 422 of the Code.  Notwithstanding the foregoing, all Incentive Stock Options that are outstanding upon a Change in Control shall be fully vested.

(f)                                   The Committee may grant at any time new Incentive Stock Options to an Employee who has previously received Incentive Stock Options or other options whether such prior Incentive Stock Options or other options are still outstanding or have previously been exercised in whole or in part.  The purchase price of the new Incentive Stock Options may be established by the Committee without regard to the existing Incentive Stock Options or other options.

(g)                                  Notwithstanding any other provisions hereof, the aggregate fair market value (determined at the time the option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by the Employee during any calendar year (under all such plans of the Grantee’s employer company and its parent and subsidiary company) shall not exceed $100,000.

2.                                      Exercise of Incentive Stock Options.  The option price of an Incentive Stock Option shall be payable on exercise of the option (i) in cash or by check, bank draft or postal or express money order, or (ii) provided that a public market exists for the Stock, consideration received by the Company under a procedure under which a broker-dealer that is a member of the National Association of Securities Dealers advances funds on behalf of a Grantee or sells Stock Options on behalf of a Grantee (a “Cashless Exercise Procedure”).

3.                                      Termination of Employment.

(a)                                 If a Grantee’s employment with the Company is terminated other than by Disability or death the terms of any then outstanding Incentive Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such Stock Option would otherwise expire but no later than three months after such termination of employment, and such Stock Option shall be exercisable to the extent it was exercisable as of such last date of employment.

(b)                                 If a Grantee’s employment with the Company is terminated by reason of Disability, the term of any then outstanding Incentive Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such Stock Option would otherwise expire or twelve months after such termination of employment, and such Stock Option shall be exercisable to the extent it was exercisable as of such last date of employment.

(c)                                  If a Grantee’s employment with the Company is terminated by reason of death, the representative of his estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right during the period ending on the earlier of the date on which such Stock Option would otherwise expire or twelve months after such date of death, to exercise any then outstanding Incentive Stock Options in whole or in part.  If a Grantee dies without having fully exercised any then outstanding Incentive Stock Options, the representative of his estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right to exercise such Stock Options in whole or in part.

III.  NON-QUALIFIED STOCK OPTION PROVISIONS

1.                                      Granting of Stock Options.

(a)                                 Employees and Directors shall be eligible to receive Non-Qualified Stock Options under the Plan.

(b)                                 The Committee shall determine and designate from time to time those Employees and Directors who are to be granted Non-Qualified Stock Options and the amount subject to each Non-Qualified Stock Option.

(c)                                  The Committee may grant at any time new Non-Qualified Stock Options to an Employee or Director who has previously received Non-Qualified Stock Options or Incentive Stock Options, whether such prior Non-Qualified Stock Options or Incentive Stock Options are still outstanding or have previously been exercised in whole or in part.  Repricing or otherwise modifying of previously granted Stock Options are prohibited. Cancellation of previously issued Stock Options to purchase shares of Common Stock in connection with the award of a new option is prohibited.

(d)                                 The Committee shall determine the purchase price of each share of Stock subject to a Non-Qualified Stock Option.  Such price shall not be less than 100% of the Fair Market Value of such Stock on the date the Non-Qualified Stock Option is granted.

(e)                                  The Committee, in its sole discretion, shall determine whether any particular Non-Qualified Stock Option shall become exercisable in one or more installments, specify the installment dates, and, within the limitations herein provided, determine the total period during which the Non-Qualified Stock Option is exercisable.  Further, the Committee may make such other provisions as may appear generally acceptable or desirable to the Committee.  Notwithstanding the foregoing, all Non-Qualified Stock Options that are outstanding upon a Change in Control shall be fully vested.

(f)                                   No Non-Qualified Stock Option shall be exercisable more than ten years from the date such option is granted.

2.                                      Exercise of Stock Options.   The option price of a Non-Qualified Stock Option shall be payable on exercise of the Stock Option (i) in cash or by check, bank draft or postal or express money order, (ii) or, provided that a public market exists for the Stock, consideration received by the Company under a procedure under which a broker-dealer that is a member of the National Association of Securities Dealers advances funds on behalf of a Grantee or sells Stock Options on behalf of a Grantee (a “Cashless Exercise Procedure”).

3.                                      Termination of Relationship.

(a)                                 If a Grantee’s employment with the Company is terminated or a Director Grantee ceases to be a Director, other than by reason of death, the terms of any then outstanding Non-Qualified Stock Option held by the Grantee shall extend for a period ending on the earlier of (i) the date established by the Committee at the time of grant, (ii) the date of expiration provided in the grant, or (iii) twelve months after the Grantee’s last date of employment or cessation of being a Director and such Stock Option shall be exercisable to the extent it was exercisable as of the date of termination of employment or cessation of being a Director.

(b)                                 If a Grantee’s employment is terminated by reason of death or a Director Grantee ceases to be a Director by reason of death, the representative of his estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right during the period ending on the earlier of (i) the date on which such Stock Option would otherwise expire, (ii) the date of expiration provided in the grant, or (iii) twelve months following his death to exercise any then outstanding Non-Qualified Stock Options in whole or in part.  If a Grantee dies without having fully exercised any then outstanding Non-Qualified Stock Options, the representative of his estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right to exercise such Stock Options in whole or in part.

IV.  STOCK AWARDS

1.                                      Grant of Restricted Stock.

(a)                                 Employees and Directors shall be eligible to receive grants of Restricted Stock and/or Unrestricted Stock under the Plan.

(b)                                 The Committee shall determine and designate from time to time those Employees and Directors who are to be granted Restricted Stock and/or Unrestricted Stock and the number of shares of Stock subject to such Stock Award.

(c)                                  The Committee, in its sole discretion, shall make such terms and conditions applicable to the grant of Restricted Stock and Unrestricted Stock as may appear generally acceptable or desirable to the Committee.  The Committee may award shares of Stock to Grantees, which shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe (“Restricted Stock Grants”):

(d)                                 Restricted Stock grants to Grantees may be made subject to vesting, in one or more installments, upon the happening of certain events, upon the passage of a specified period of time, upon the fulfillment of certain conditions or upon the achievement by the Company or any Subsidiary, division, affiliate or joint venture of the Company of certain performance goals, as the Committee shall decide in each case when Restricted Stock grants are awarded.

(e)                                  Restricted Stock grants hereunder shall be subject to a written agreement (a “Restricted Stock Agreement”) which shall be signed by the Grantee and by the Chief Executive Officer or the President of the Company for and on behalf of the Company and shall be subject to the terms and conditions of the Plan prescribed in the Restricted Stock Agreement (including, but not limited to, (i) the right of the Company and to repurchase from each Grantee, and such Grantee’s transferees, all shares of Stock issued to such Grantee in the event of such Grantee’s termination of employment, and (ii) any other terms and conditions which the Committee shall deem necessary and desirable).

2.                                      Termination of Relationship.

(a)                                 If a Grantee’s employment with the Company is terminated or a Director Grantee ceases to be a Director, other than by reason of death, prior to the lapse of any restrictions applicable to Restricted Stock, such Stock shall be forfeited and the Grantee shall return the certificates representing such Stock to the Company.

(b)                                 If a Grantee’s employment is terminated by reason of death or a Director Grantee ceases to be a Director by reason of death, the representative of his estate or beneficiaries thereof to whom the Restricted Stock has been transferred shall hold such Stock free and clear of all such restrictions except as otherwise provided in the Plan.

(c)                                  If the restrictions applicable to a grant of Restricted Stock shall lapse, the Grantee shall hold such Stock free and clear of all such restrictions except as otherwise provided in the Plan.

V. GENERAL PROVISIONS

1.                                      Substitution.  In the event of a corporate merger or consolidation, or the acquisition by the Company of property or stock of an acquired Company or any reorganization or other transaction qualifying under Section 424 of the Code, the Committee may, in accordance with the provisions of that Section, substitute Stock Options and Stock Awards under this Plan for Stock Options and Stock Awards under the plan of the acquired Company provided (i) the excess of the aggregate fair market value of the shares of Stock subject to a Stock Option immediately after the substitution over the aggregate option price of such Stock is not more than the similar excess immediately before such substitution and (ii) the new Stock Option does not give the Grantee additional benefits, including any extension of the exercise period.

2.                                      Adjustment Provisions.

(a)                                 In the event that a dividend shall be declared upon the Stock payable in shares of the Company’s common stock, the number of shares of Stock then subject to any Stock Option or Stock Award outstanding under the Plan and the number of shares reserved for the grant of Stock Options or Stock Awards pursuant to the Plan shall be adjusted by adding to each such share the number of shares which would be distributable in respect thereof if such shares had been outstanding on the date fixed for determining the shareholders of the Company entitled to receive such share dividend.

(b)                                 If the shares of Stock outstanding are changed into or exchanged for a different number or class or other securities of the Company or of another Company, whether through split-up, merger, consolidation, reorganization, reclassification or recapitalization then there shall be substituted for each share of Stock subject to any such Stock Option or Stock Award and for each share of Stock reserved for the grant of Stock Options or Stock Awards pursuant to the Plan the number and kind of shares or other securities into which each outstanding share of Stock shall have been so changed or for which each share shall have been exchanged.

(c)                                  In the event there shall be any change, other than as specified above in this Section 2, in the number or kind of outstanding shares of Stock or of any shares or other securities into which such shares shall have been changed or for which they shall have been exchanged, then if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for the grant of Stock Options or Stock Awards pursuant to the Plan and of the shares then subject to Stock Options or Stock Awards, such adjustment shall be made by the Board and shall be effective and binding for all purposes of the Plan and of each Stock Option and Stock Award outstanding thereunder.

(d)                                 In the case of any such substitution or adjustment as provided for in this Section 2, the option price set forth in each outstanding Stock Option for each share covered thereby prior to such substitution or adjustment will be the option price for all shares or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this Section 2, and the price per share shall be adjusted accordingly.

(e)                                  No adjustment or substitution provided for in this Section 2 shall require the Company to sell a fractional share, and the total substitution or adjustment with respect to each outstanding Stock Option shall be limited accordingly.

(f)                                   Upon any adjustment made pursuant to this Section 2 the Company will, upon request, deliver to the Grantee a certificate setting forth the option price thereafter in effect and the number and kind of shares or other securities thereafter purchasable on the exercise of such Stock Option.

3.                                      General.

(a)                                 Each Stock Option and Stock Award shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with this Plan, as the Committee shall approve.

(b)                                 The granting of a Stock Option or Stock Award in any year shall not give the Grantee any right to similar grants in future years or any right to be retained in the employ of the Company, and all Employees shall remain subject to discharge to the same extent as if the Plan were not in effect.

(c)                                  No Employee or Director and no beneficiary or other person claiming under or through him, shall have any right, title or interest by reason of any Stock Option or any Stock Award to any particular assets of the Company, or any shares of Stock allocated or reserved for the purposes of the Plan or subject to any Stock Option or any Stock Award except as set forth herein.  The Company shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Stock Option or Stock Award.

(d)                                 No right under the Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge except by will or the laws of descent and distribution, and a Stock Option shall be exercisable during the Grantee’s lifetime only by the Grantee or his conservator.

(e)                                  Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Company’s obligation to issue or deliver any certificate or certificates for shares of Stock under a Stock Option or Stock Award, and the transferability of Stock acquired by exercise of a Stock Option or grant of a Stock Award, shall be subject to all of the following conditions:

(i)                                     Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(ii)                                  The obtaining of any other consent, approval, or permit from any state or federal governmental agency which the Board shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable.

(f)                                   All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property, or other statutes or regulations of the United States or of any state having jurisdiction thereof.  The Grantee may be required to pay to the Company the amount of any withholding taxes, which the Company is required to withhold with respect to a Stock Option or its exercise or a Stock Award.  In the event that such payment is not made when due, the Company shall have the right to deduct, to the extent permitted by law, from any payment of any kind otherwise due to such person all or part of the amount required to be withheld.

(g)                                  In the case of a grant of a Stock Option or Stock Award to any Employee of a subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares, if any, covered by the Stock Option or Stock Award to the subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the shares to the Employee in accordance with the terms of the Stock Option or Stock Award specified by the Committee pursuant to the provisions of the Plan.  For purposes of this Section, a subsidiary shall mean any subsidiary Company of the Company as defined in Section 424 of the Code.

(h)                                 A Grantee entitled to Stock as a result of the exercise of a Stock Option or grant of a Stock Award shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued.  No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued.  The Company shall issue any stock certificates required to be issued in connection with the exercise of a Stock Option with reasonable promptness after such exercise.

(i)                                     The grant or exercise of Stock Options granted under the Plan or the grant of a Stock Award under the Plan shall be subject to, and shall in all respects comply with, applicable law relating to such grant or exercise, or to the number of shares of Stock which may be beneficially owned or held by any Grantee.

(j)                                    The Plan is designed to be exempt from Section 409A of the Code, and the Plan is intended to be operated in good faith compliance with the requirements of Section 409A of the Code and its accompanying regulations, and any additional guidance issued under Section 409A to be so exempt. To the extent that any provision of the Plan violates any provision of Section 409A providing such an exemption, such provision shall be deemed inoperative and the remaining provisions of the Plan shall continue to be fully effective.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet or Telephone - QUIC K EAS Y IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 20, 2018. ARGAN, INC. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card avail-able when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY Please mark your votes like this UNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF DIREC-TORS OF EACH OF THE NINE NOMINEES, AND “FOR” PROPOSALS 2, 3 AND 4. 1.The election of nine directors to our Board of Directors, each to serve until our 2019 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal. 2. The amendment of our 2011 Stock Plan in order to increase the total number of shares of our Common Stock reserved for issuance thereunder from 2,000,000 shares to 2,750,000 shares. The non-binding advisory approval of our executive compensation (the “say-on-pay” vote). The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2019. FOR AGAINST ABSTAIN (1) (2) (3) (4) (5) (6) (7) (8) (9) Rainer H. Bosselmann Cynthia A. Flanders Peter W. Getsinger William F. Griffin, Jr. John R. Jeffrey, Jr. William F. Leimkuhler W.G. Champion Mitchell James W. Quinn Brian R. Sherras FOR all Nominees WITHHOLD AUTHORITY to vote (except as marked to 3. FOR AGAINST ABSTAIN listed to the the contrary for all nominees left listed to the left) FOR AGAINST ABSTAIN 4. 5. The transaction of any other business that may properly come before the 2018 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) CONTROL NUMBER Signature Signature, if held jointly Date , 2018 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. X PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 21, 2018. The Proxy Statement and the 2018 Annual Report to Stockholders are available at http://www.cstproxy.com/arganinc/2018 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ARGAN, INC. One Church Street, Suite 201 Rockville, Mar yland 20850 June 21, 2018 The accompanying proxy is solicited on behalf of the Board of Directors of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 21, 2018 at 11:00 a.m., local time, at the Cambria Hotel and Suites, located at 1 Helen Heneghan Way, Rockville, Maryland 20850. The Proxy Statement and this accompanying proxy card are being mailed starting on or about May 11, 2018 to Stockholders of record on April 24, 2018. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2018 is enclosed with the Proxy Statement. At the Annual Meeting, Stockholders will be asked to consider and to vote on four proposals: (1) the election of nine directors to serve until the 2019 Annual Meeting of Stockholders, (2) the amendment of the Company’s 2011 Stock Plan in order to increase the number of shares of the Company’s Common Stock reserved for issuance thereunder from 2,000,000 shares to 2,750,000 shares, (3) the non-binding advisory approval of our executive compensation, and (4) the ratification of the appointment of the Company’s independent registered public accountants. IF A PROXY IS PROPERLY EXECUTED AND RETURNED TO THE COMPANY VIA EITHER THE INTERNET, TELEPHONE OR MAIL IN TIME FOR THE ANNUAL MEETING AND IS NOT REVOKED PRIOR TO THE TIME IT IS EXERCISED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED THEREIN FOR THE MATTERS LISTED ON THE PROXY CARD. UNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF DIRECTORS OF EACH OF THE NINE NOMINEES, AND “FOR” PROPOSALS 2, 3 AND 4 AS SET FORTH ON THE REVERSE SIDE AND OTHERWISE IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE ANNUAL MEETING. (Continued, and to be marked, dated and signed, on the other side)